UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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ChannelAdvisor Corporation
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CHANNELADVISOR CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On May 1, 2020

Dear Stockholder:

The Annual Meeting of Stockholders of ChannelAdvisor Corporation, or the Company, will be held at the offices of the Company at 3025 Carrington Mill Blvd., Suite 500, Morrisville, North Carolina 27560, on Friday, May 1, 2020 at 10:00 a.m. local time for the following purposes:

1.	Proposal 1-To elect the Board’s nominees, Janet R. Cowell, Marshall A. Heinberg and M. Scot Wingo, to the Board of Directors to hold office until the 2023 Annual Meeting of Stockholders.

2.
Proposal 2-To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as independent registered public accounting firm, or auditors, for the fiscal year ending December 31, 2020.

3.	Proposal 3-To approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in this proxy statement.

4.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice. All stockholders are invited to attend the meeting in person. The record date for the Annual Meeting is March 5, 2020. Only stockholders of record at the close of business on that date are entitled to notice of and to vote at the meeting or any adjournment thereof.

By Order of the Board of Directors,
Diana Semel Allen
Secretary
Morrisville, North Carolina
March 16, 2020

We are primarily providing access to our proxy materials over the internet pursuant to the Securities and Exchange Commission’s notice and access rules. On or about March 20, 2020, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials that will indicate how to access our 2020 Proxy Statement and 2019 Annual Report on the internet and will include instructions on how you can receive a paper copy of the annual meeting materials, including the notice of annual meeting, proxy statement and proxy card.

Whether or not you expect to attend the meeting in person, please submit voting instructions for your shares promptly using the directions on your Notice, or, if you elected to receive printed proxy materials by mail, your proxy card, to vote by one of the following methods: 1) over the internet at www.proxyvote.com, 2) by telephone by calling the toll-free number 1-800-690-6903, or 3) if you elected to receive printed proxy materials by mail, by marking, dating and signing your proxy card and returning it in the accompanying postage-paid envelope. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

CHANNELADVISOR CORPORATION
3025 Carrington Mill Blvd., Suite 500
Morrisville, North Carolina 27560

PROXY STATEMENT
FOR THE 2020 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 1, 2020

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING
Why did I receive a notice regarding the availability of proxy materials on the internet?
Pursuant to rules adopted by the Securities and Exchange Commission, or the SEC, we have elected to provide access to our proxy materials online. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials, or the Notice, because our Board of Directors is soliciting your proxy to vote at the 2020 Annual Meeting of Stockholders, including at any adjournments or postponements of the meeting. Internet distribution of our proxy materials is designed to expedite receipt by stockholders, lower the cost of the Annual Meeting and conserve natural resources. All stockholders can access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy are in the Notice. The annual report is not part of our proxy soliciting materials.
We expect to mail the Notice on or about March 20, 2020 to all stockholders of record entitled to vote at the Annual Meeting.
How do I attend the Annual Meeting?
The meeting will be held on Friday, May 1, 2020 at 10:00 a.m. local time at our headquarters at 3025 Carrington Mill Blvd., Suite 500, Morrisville, North Carolina 27560. Information on how to vote in person at the Annual Meeting is discussed below.
Who can vote at the Annual Meeting?
Only stockholders of record at the close of business on March 5, 2020 are entitled to vote at the Annual Meeting or any adjournments thereof. On this record date, there were 28,258,166 shares of common stock outstanding and entitled to vote.
Stockholder of Record: Shares Registered in Your Name
If on March 5, 2020 your shares were registered directly in your name with our transfer agent, Computershare, Inc., then you are a stockholder of record. As a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to fill out and return the proxy card or vote by proxy over the telephone or online as instructed below to ensure your vote is counted.
Beneficial Owner: Shares Registered in the Name of a Broker or Bank
If on March 5, 2020 your shares were held not in your name, but in an account at a brokerage firm, bank or similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker, bank or other agent regarding how to vote the shares in your account. You may also attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy from your broker, bank or other agent.
What am I voting on?
There are four matters scheduled for a vote:

•	Proposal 1-Election of three directors;

•	Proposal 2-Ratification of the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as independent auditors for our fiscal year ending December 31, 2020, or fiscal 2020; and

•	Proposal 3-Advisory approval of the compensation of our named executive officers, as disclosed in this proxy statement.

What if another matter is properly brought before the Annual Meeting?
The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.
How do I vote?
You may either vote “For” all of the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. For the other matters to be voted on, you may vote “For” or “Against” or abstain from voting.
The procedures for voting are:
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy in one of three ways: online, by telephone or using a proxy card that you may request. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote in person if you have voted by proxy.

•
To vote online, go to www.proxyvote.com. You will be asked to provide the Company number and control number from the Notice. Your vote must be received by 11:59 p.m. Eastern Time on April 30, 2020 to be counted.

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To vote over the telephone, dial toll-free 1-800-690-6903. You will be asked to provide the Company number and control number from the Notice. Your vote must be received by 11:59 p.m. Eastern Time on April 30, 2020 to be counted.

•
To vote by mail if you requested printed proxy materials, you can vote by completing and returning your signed proxy card in the envelope provided. Mail your signed proxy card sufficiently in advance for it to be received by April 30, 2020.

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a notice containing voting instructions from that organization rather than from us. Please follow the voting instructions in the notice to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with the proxy materials, or contact that organization to request a proxy form.
How many votes do I have?
On each matter to be voted upon, you have one vote for each share of common stock you owned as of March 5, 2020.
If I am a stockholder of record and I do not vote, or if I return a proxy card or otherwise vote without giving specific voting instructions, what happens?
If you are a stockholder of record and do not vote online, by telephone, by completing a proxy card or in person at the Annual Meeting, your shares will not be voted.
If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of the three nominees for director, “For” the ratification of Ernst & Young LLP as independent auditors for fiscal 2020 and “For” the advisory approval of executive compensation. If any other matter is properly presented at the meeting, your proxy holder (one of the individuals named on your proxy card) will vote your shares using their best judgment.
If I am a beneficial owner of shares held in street name and I do not provide my broker, bank or other agent with voting instructions, what happens?
If you are a beneficial owner of shares held in street name and you do not instruct your broker, bank or other agent how to vote your shares, your broker, bank or other agent may still be able to vote your shares in its discretion. Under the rules of the New York Stock Exchange (NYSE), brokers, banks and other securities intermediaries that are subject to NYSE rules may use their discretion to vote your “uninstructed” shares with respect to matters considered to be “routine” under NYSE rules, but not with respect to “non-routine” matters. Proposals 1 and 3 are considered to be “non-routine” under NYSE rules, meaning that your broker may not vote your shares on Proposals 1 or 3 in the absence of your voting instructions. Proposal 2 is considered to be

“routine” under NYSE rules, meaning that if you do not return voting instructions to your broker by its deadline, your broker may vote your shares in its discretion on Proposal 2.
If you are a beneficial owner of shares held in street name, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other agent by the deadline provided in the materials you receive from your broker, bank or other agent.
Who is paying for this proxy solicitation?
We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We will also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.
What does it mean if I receive more than one Notice?
If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the Notices to ensure that all of your shares are voted.
Can I change my vote after submitting my proxy?
Stockholder of Record: Shares Registered in Your Name
Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.

•	You may grant a subsequent proxy by telephone or online.

•	You may send a timely written notice that you are revoking your proxy to our Corporate Secretary at 3025 Carrington Mill Blvd., Suite 500, Morrisville, North Carolina 27560.

•	You may attend the Annual Meeting and vote in person. Simply attending the Annual Meeting will not, by itself, revoke your proxy.
Your most current proxy card or telephone or internet proxy is the one that is counted.
Beneficial Owner: Shares Registered in the Name of Broker or Bank
If your shares are held by your broker, bank or other agent, follow the instructions provided by that organization.
When are stockholder proposals and director nominations due for next year’s Annual Meeting?
To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by Friday, November 20, 2020 to our Corporate Secretary at 3025 Carrington Mill Blvd., Suite 500, Morrisville, North Carolina 27560. If you wish to nominate an individual for election at, or bring business other than through a stockholder proposal before, the 2021 Annual Meeting, you must deliver your notice to our Corporate Secretary at the address above between January 1, 2021 and January 31, 2021. Your notice to the Corporate Secretary must set forth information specified in our bylaws, including your name and address and the class and number of shares of our stock that you beneficially own. Our current bylaws are included as an exhibit to our most recent Annual Report on Form 10-K filed with the SEC and can be accessed on the SEC’s website at www.sec.gov.
If you propose to bring business before an annual meeting other than a director nomination, your notice must also include, as to each matter proposed, the following: 1) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting that business at the annual meeting and 2) any material interest you have in that business. If you propose to nominate an individual for election as a director, your notice must also include, as to each person you propose to nominate for election as a director, the following: 1) the name, age, business address and residence address of the person, 2) the principal occupation or employment of the person, 3) the class and number of shares of our stock that are owned of record and beneficially owned by the person, 4) the date or dates on which the shares were acquired and the investment intent of the acquisition and 5) any other information concerning the person as would be required to be disclosed in a proxy statement soliciting proxies for the election of that person as a director in an election contest (even if an election contest is not involved), or that is otherwise required to be disclosed pursuant to Section 14 of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the rules and regulations promulgated under the Exchange Act, including the person’s written consent to being named as a nominee and to serving as a director if elected. We may require any proposed nominee to furnish other information as we may reasonably need to determine the eligibility of the proposed nominee to serve as an independent director or that could be material to a reasonable stockholder’s understanding of the independence, or lack of independence, of the proposed nominee.
What are “broker non-votes”?
As discussed above, when a beneficial owner of shares held in “street name” does not give voting instructions to the broker, bank or other securities intermediary holding the shares as to how to vote on matters deemed to be “non-routine” under NYSE rules, the broker, bank or other agent cannot vote the shares. These unvoted shares are counted as “broker non-votes.” Proposals 1 and 3 are considered to be “non-routine” under NYSE rules, and accordingly we expect broker non-votes in connection with these proposals.
As a reminder, if you are a beneficial owner of shares held in street name, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other agent by the deadline provided in the materials you receive from your broker, bank or other agent.

How many votes are needed to approve each proposal?
The following table summarizes the minimum vote needed to approve each proposal and the effect of abstentions and broker non-votes. Votes will be counted by the inspector of elections appointed for the Annual Meeting.

Proposal Number	Proposal Description	Vote Required for Approval	Effect of Abstentions	Effect of Broker Non-Votes
1	Election of Directors	Three nominees receiving the most “For” votes; withheld votes will have no effect	Not applicable	No effect
2	Ratification of selection of Ernst & Young LLP as independent registered public accounting firm for fiscal 2020	“For” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote on the matter	Against	Not applicable(1)
3	Advisory approval of the compensation of our named executive officers	“For” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote on the matter	Against	No effect
_________________________

(1)
This proposal is considered to be a “routine” matter under NYSE rules. Accordingly, if you hold your shares in street name and do not provide voting instructions to your broker, bank or other agent that holds your shares, your broker, bank or other agent has discretionary authority under NYSE rules to vote your shares on this proposal.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum is present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the Annual Meeting in person or represented by proxy. On the record date, there were 28,258,166 shares outstanding and entitled to vote. Thus, the holders of 14,129,084 shares must be present in person or represented by proxy at the Annual Meeting to have a quorum.
Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, either the chairman of the Annual Meeting or the holders of a majority of shares present at the Annual Meeting in person or represented by proxy may adjourn the meeting to another date.
How can I find out the results of the voting at the Annual Meeting?
Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the Annual Meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

PROPOSAL 1
ELECTION OF DIRECTORS
Our Board of Directors is divided into three classes and currently has eight members. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.
Each of Ms. Cowell and Mr. Wingo was previously elected by our stockholders and is in the class of directors whose term of office expires in 2020. Mr. Heinberg was appointed as a director by the Board in December 2019 to fill a vacancy created by an increase in the size of the Board and is also in the class of directors whose term of office expires in 2020. Each has been nominated for election at the Annual Meeting for the class of directors whose term of office expires in 2023. If elected at the Annual Meeting, each would serve until the 2023 Annual Meeting and until the director’s successor has been duly elected and qualified, or, if sooner, until the director’s death, resignation or removal. It is our policy to invite and encourage directors and nominees for director to attend all annual meetings of stockholders and each of our directors then in office attended our 2019 Annual Meeting.

Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. The three nominees receiving the highest number of affirmative votes will be elected. You cannot vote for more than three nominees. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the three nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead be voted for the election of a substitute nominee that we will propose. Each person nominated for election has agreed to serve if elected. We have no reason to believe that any nominee will be unable to serve.
The Nominating and Corporate Governance Committee seeks to assemble a board that, as a whole, possesses the appropriate balance of professional and industry knowledge, financial expertise and high-level management experience necessary to oversee and direct our business. To that end, the Committee has identified and evaluated nominees in the broader context of the Board’s overall composition, with the goal of recruiting members who complement and strengthen the skills of other members and who also exhibit integrity, collegiality, sound business judgment and other qualities that the Committee views as critical to effective functioning of the Board. The brief biographies below include information, as of the date of this proxy statement, regarding the specific and particular experience, qualifications, attributes or skills of each nominee that led the Committee to believe that the nominee should continue to serve on the Board. However, each of the members of the Committee may have a variety of reasons why a particular person would be an appropriate nominee for the Board, and these views may differ from the views of other members.
NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2023 ANNUAL MEETING
Janet R. Cowell, age 51, has served as a director of our company since February 2016. Since January 2018, she has served as chief executive officer of Girls Who Invest, Inc., a non-profit organization dedicated to increasing the number of women in portfolio management and executive leadership in the asset management industry. From January 2009 through December 2016, Ms. Cowell served as the Treasurer of the State of North Carolina, the first woman to hold the office. From 2004 to 2008, she served as a North Carolina State Senator, and she served on the Raleigh, North Carolina City Council from 2001 to 2004. Earlier in her career she worked with Corning Inc., Sibson & Co., SJF Ventures, HSBC Holdings plc and Lehman Brothers Holdings Inc. Since May 2016, Ms. Cowell has served on the board of directors and audit committee of James River Group Holdings, Ltd., a public company that owns and operates a group of specialty insurance and reinsurance companies. Ms. Cowell received a B.A. from the University of Pennsylvania and an M.B.A. from the University of Pennsylvania Wharton School of Business as well as an M.A. in international studies from the University of Pennsylvania Lauder Institute. The Board of Directors believes that Ms. Cowell’s extensive financial and business experience and extensive knowledge of accounting and risk management allow her to make valuable contributions to the Board.

Marshall A. Heinberg, age 62, is the founder of, and since 2012 has served as managing director of, MAH Associates, LLC, which provides strategic advisory and consulting services to various companies. Since 2015 he has served as a senior advisor to Burford Capital, a litigation finance company. He served as executive chairman of the board of directors of Ecology and Environment Inc., a publicly traded environmental consulting firm, from September 2018 until its acquisition by WSP Global Inc. in December 2019, and on its board of directors and compensation committee from April 2017 until the acquisition. Mr. Heinberg began his investment banking career in 1987 in the corporate finance division of Oppenheimer & Co. Inc., which was acquired by the Canadian Imperial Bank of Commerce, or CIBC, in 1997. He served as head of the investment banking department and as a senior managing director of Oppenheimer from 2008 until 2012, and as the head of U.S. investment banking at CIBC World Markets from 2001 until 2008. Since February 2020, Mr. Heinberg has served as chairman of the board of directors of PAE Incorporated, a publicly traded company, as well as chairman of its nominating and corporate governance committee, and as a member of its audit committee and compensation committee. He also serves on the board of directors of the publicly traded companies Galmed Pharmaceuticals Ltd. and Universal Biosensors, Inc. and on the board of directors of Union Carbide Corporation, a subsidiary of The Dow Chemical Company. Mr. Heinberg received a B.S. in economics from the University of Pennsylvania Wharton School of Business and a J.D. from Fordham Law School. The Board of Directors believes that Mr. Heinberg’s extensive financial and business knowledge and experience allow him to make valuable contributions to the Board.

M. Scot Wingo, age 51, is a co-founder of our company and served as chairman of our board of directors from our inception in 2001 to May 2015 and as our executive chairman from May 2015 until December 2019. Mr. Wingo is a co-founder of, and since July 2016 has served as the chief executive officer of, Get Spiffy, Inc., a private company providing on-demand car cleaning technology and services. He served as our chief executive officer from 2001 until May 2015. Before founding ChannelAdvisor, he served as general manager of GoTo Auctions, chief executive officer and co-founder of AuctionRover.com, which was acquired by GoTo.com, and as chief executive officer and co-founder of Stingray Software, which was acquired by RogueWave. Mr. Wingo received a B.S. in computer engineering from the University of South Carolina and an M.S. in computer engineering from North Carolina State University. The Board of Directors believes that Mr. Wingo’s knowledge of our company as one of our co-founders, his reputation as a thought leader in the e-commerce industry and his experience with software companies before founding our company allow him to make valuable contributions to the Board.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE “FOR” EACH NAMED NOMINEE.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2021 ANNUAL MEETING
Timothy J. Buckley, age 68, has served as a director of our company since 2004, as lead independent director from July 2016 to December 2019, and has served as our chairman since December 2019. Mr. Buckley served as chief executive officer of Xtium, Inc., a provider of virtual hosting and recovery services, from September 2012 until November 2014. From 2003 to 2011, Mr. Buckley served as a consultant to a number of technology companies. From 1999 to 2003, Mr. Buckley served as the chief operating officer of Red Hat, Inc., a public software company. From 1993 to 1999, Mr. Buckley was senior vice president of worldwide sales at Visio Corporation, a public software application company that was acquired by Microsoft in 2000. He served on the board of directors and audit committee of SciQuest, Inc., a public on-demand software company, from 2010 until its acquisition in July 2016. Mr. Buckley holds a B.A. from Pennsylvania State University. The Board of Directors believes that Mr. Buckley’s experience as a sales executive and chief operating officer for public companies in the software industry as well as his past service as a director of several companies allow him to make valuable contributions to the Board.

Joseph L. Cowan, age 71, has served as a director of our company since August 2016. From October 2013 to October 2017, Mr. Cowan served as the president, chief executive officer, and as a director of, Epicor Software Corporation, a private company providing industry-specific enterprise software. Before joining Epicor, he was president of DataDirect Networks, Inc., a privately held data storage infrastructure provider, from June 2013 until October 2013, and a director from August 2012 until October 2013. He served as president, chief executive officer and a director of Online Resources Corporation, a public company providing internet and electronic finance services, from 2010 until its acquisition by ACI Worldwide in March 2013. From 2009 to 2010, Mr. Cowan served as a consultant with Vector Capital, a venture capital investment firm. He served as chief executive officer and a member of the board of directors of Interwoven Inc., a public company providing enterprise content management software, from 2007 until its acquisition by Autonomy, Inc. in 2009. Before that, Mr. Cowan served in a variety of other executive management positions with companies including Manugistics Group, Inc., EXE Technologies, Inc., Invensys Automation & Information Systems, Wonderware, Texas Instruments, Eurotherm Corp. (now part of Invensys), Monsanto, and Honeywell Information Systems. Mr. Cowan currently serves on the board of directors and compensation committee of NICE Ltd., a public company providing internet-based data solutions, and as chairman of the board of directors of SAI Global Pty Limited, a private company owned by Baring Private Equity Asia. He previously served as a director of Blackboard Inc., then a public software company, from 2007 to 2011. Mr. Cowan received a B.S. in electrical engineering from Auburn University and an M.S. in engineering from Arizona State University. The Board of Directors believes that Mr. Cowan’s extensive experience as a chief executive officer for public companies in the software industry as well as his service as a director of several private and public companies allow him to make valuable contributions to the Board.

Marc E. Huffman, age 49, has served as a director of our company since March 2016. Mr. Huffman has served since February 2018 as the chief operating officer of BlackLine, Inc., a public company providing cloud-based finance and accounting solutions. He served from November 2016 to November 2017 as senior vice president sales for the NetSuite Global Business Unit of Oracle Corporation, a public company providing products and services for corporation information technology environments. Mr. Huffman served as the president, worldwide sales and distribution of NetSuite Inc., a public company providing cloud-based financial solutions, from April 2014 until its acquisition by Oracle Corporation in November 2016, and previously served as its senior vice president of North American Verticals, Channels and APAC from 2010 to April 2014, as senior vice president of sales, North America from 2008 to 2010, and as vice president of sales beginning in 2003. Before joining NetSuite, he served as group sales director at Oracle Corporation from 1996 to 2003 and as a sales manager at Hayden Enterprises from 1995 to 1996. Mr. Huffman received a B.S. in business with emphasis on marketing from California State University, Chico. The Board of Directors believes that Mr. Huffman’s extensive sales, management and operational experience with public companies in the software-as-a-service industry allows him to make valuable contributions to the Board.
DIRECTORS CONTINUING IN OFFICE UNTIL THE 2022 ANNUAL MEETING
David J. Spitz, age 47, has served as our chief executive officer and a member of our board of directors since May 2015. He was our president and chief operating officer from 2010 until May 2015, and previously served in a number of capacities with our company from 2006 until 2010. He was an entrepreneur-in-residence at the Aurora Funds, a venture capital firm, from 2005 to 2008. Previously, from 2000 to 2002, Mr. Spitz was founder and chief technology officer of WindWire, a mobile marketing company that was acquired by Avesair, where he then served as president until its acquisition by Inphonic in 2003. In 1996 he co-founded, and until 1998 served as chief technology officer of, Netsation, a network management software company acquired by Nortel Networks, where he then served as senior principal technologist until 2000. Mr. Spitz received a B.A. in computer science from the University of California, San Diego. Since August 2019, Mr. Spitz has served on the board of directors and compensation committee of Beazer Homes USA, Inc., a homebuilder that is publicly traded. He holds four U.S. patents, is past chairman of the North Carolina School of Science and Mathematics Foundation Board and is past chairman and a member of the executive committee and board of directors of CED, an entrepreneurial support organization for companies in the southeastern United States. The Board of Directors believes that Mr. Spitz’s knowledge of our company and his high-level management experience with software and technology companies, computer science background and deep industry experience allow him to make valuable contributions to the Board.

Timothy V. Williams, age 70, has served as a director of our company since 2012. Mr. Williams served as senior vice president and chief financial officer of Blackbaud, Inc., a public company providing software and services to non-profit organizations, from 2001 until his retirement in 2011. From 1994 to 2001, he served as executive vice president and chief financial officer of Mynd, Inc., a public company providing software and services to the insurance industry, which is now a subsidiary of Computer Sciences Corporation. Previously, Mr. Williams worked at Holiday Inn Worldwide, most recently as executive vice president and chief financial officer. Since 2007, Mr. Williams has served on the board of directors of and as chairman of the audit committee of PROS Holdings, Inc., a public company providing pricing and revenue management software and services. Since 2014, he has served on the board of directors of and as chairman of the audit committee of PointClickCare Corp., a private company providing software and services to the facility-based senior care industry. He also served on the board of directors of and as chairman of the audit committee of Halogen Software, Inc., a public company providing talent management software and services, from 2011 until its sale to Saba, Inc. in 2017. Mr. Williams holds a B.A. from the University of Northern Iowa. The Board of Directors believes that Mr. Williams’s extensive financial, business, management and public software company experience, including as a chief financial officer, and his extensive knowledge of accounting, risk management, general management of software companies and public company reporting requirements and processes, allow him to make valuable contributions to the Board.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

INDEPENDENCE OF THE BOARD OF DIRECTORS
As required under NYSE listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the company’s board of directors. Our Board consults with our counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of the NYSE, as in effect from time to time. Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of the director’s family members, and our company, our senior management and our independent auditors, the Board has affirmatively determined that the following six directors are independent directors within the meaning of the applicable listing standards: Ms. Cowell and Messrs. Buckley, Cowan, Heinberg, Huffman and Williams. In making this determination, the Board found that none of these directors had a material or other disqualifying relationship with us. Mr. Spitz is not an independent director by virtue of his service as our chief executive officer; Mr. Wingo is not an independent director by virtue of his service as our executive chairman until December 2019.
BOARD LEADERSHIP STRUCTURE
Mr. Buckley has served as our chairman since December 2019. Before December 2019, the Board was chaired by Mr. Wingo as executive chairman, and we had a lead independent director beginning in January 2015, with Mr. Buckley serving as our lead independent director from July 2016 until becoming chairman in December 2019. The responsibilities of the chairman are to preside at meetings of the Board of Directors and stockholders and to perform other duties as may be directed by the Board from time to time. The chairman also has the power to call meetings of the Board of Directors and of the stockholders.
ROLE OF THE BOARD IN RISK OVERSIGHT
One of the Board’s key functions is informed oversight of our risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various Board standing committees that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for our company. Our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function. Our Nominating and Corporate Governance Committee monitors the effectiveness of our Corporate Governance Guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. It is the responsibility of the committee chairs to report findings regarding material risk exposures to the Board as quickly as possible. The Board has delegated to the chairman the responsibility of coordinating between the Board and management with regard to the determination and implementation of responses to any problematic risk management issues.
MEETINGS OF THE BOARD OF DIRECTORS
The Board of Directors met six times during the last fiscal year. Each Board member attended 75% or more of the aggregate number of meetings of the Board and of the committees on which the Board member served that were held during the period of the director’s service.
As required under applicable NYSE listing standards, in the year ended December 31, 2019, or fiscal 2019, our independent directors met six times in regularly scheduled executive sessions at which only independent directors were present. Mr. Buckley, our lead independent director until December 2019 when he began serving as chairman, presided over five of the executive sessions and Mr. Williams, chair of our Audit Committee, presided over one executive session that Mr. Buckley was unable to attend due to a calendar conflict.
INFORMATION REGARDING COMMITTEES OF THE BOARD OF DIRECTORS
The Board has three committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The following table provides membership and meeting information for fiscal 2019 for each of the Board committees:

Name	Audit	Compensation	Nominating and Corporate Governance
Timothy J. Buckley	X	X*
Joseph L. Cowan		X	X
Janet R. Cowell	X		X*
Marc E. Huffman		X
Timothy V. Williams	X*		X
Total meetings in fiscal 2019	8	5	3
*Committee chair.
Marshall A. Heinberg was appointed to the Board in December 2019 and did not serve on any committees during fiscal 2019. Effective January 21, 2020, Mr. Heinberg started serving as a member of the Audit Committee, and Timothy J. Buckley started serving as a member of the Nominating and Corporate Governance Committee and resigned as a member of the Audit Committee. Below is a description of each committee of the Board. Each of the committees has authority to engage legal counsel or other experts or consultants as it deems appropriate to carry out its responsibilities. The Board has determined that each member of each committee meets the applicable NYSE rules and regulations regarding “independence” and that each member is free of any relationship that would impair the member’s individual exercise of independent judgment with regard to our company.

Audit Committee
The Audit Committee of the Board of Directors was established by the Board in accordance with Section 3(a)(58)(A) of the Exchange Act to oversee our corporate accounting and financial reporting processes and audits of our financial statements. During fiscal 2019, the Audit Committee met eight times and consisted of three directors, Ms. Cowell and Messrs. Buckley and Williams. Effective January 21, 2020, Mr. Heinberg started serving as a member of the Audit Committee and Mr. Buckley resigned as a member of the Audit Committee. The Board reviews the NYSE listing standards definition of independence for audit committee members on an annual basis and has determined that each satisfies the independence requirements under NYSE listing standards and Rule 10A-3(b)(1) of the Exchange Act.
Mr. Williams is the chair of the Audit Committee and the Board has determined that each of Mr. Williams, Ms. Cowell and Mr. Heinberg is an “audit committee financial expert” as defined by SEC rules and regulations. The Board made a qualitative assessment of Mr. Williams’, Ms. Cowell’s and Mr. Heinberg’s respective levels of knowledge and experience based on a number of factors, including formal education and, (i) for Mr. Williams, experience as a chief financial officer for a public reporting company, (ii) for Ms. Cowell, experience as Treasurer of the State of North Carolina, and (iii) for Mr. Heinberg, experience as an executive chairman for a public reporting company.

The principal duties and responsibilities of the Audit Committee include:

•
appointing and retaining an independent registered public accounting firm to serve as independent auditor to audit our consolidated financial statements, overseeing the independent auditor’s work and determining the independent auditor’s compensation;

•	approving in advance all audit services and non-audit services to be provided to us by the independent auditor;

•
establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls, auditing or compliance matters, as well as for the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters;

•
reviewing and discussing with management and the independent auditor our annual and quarterly reports, including the reasonableness of significant judgments and estimates, alternative accounting policies available under generally accepted accounting principles, and the adequacy of disclosures, including our disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations;”

•	reviewing and discussing with management and the independent auditor the results of the annual audit and the independent auditor’s review of our quarterly consolidated financial statements;

•	overseeing our internal audit function; and

•
conferring with management and the independent auditor about the scope, adequacy and effectiveness of our internal accounting controls, the objectivity of our financial reporting and our accounting policies and practices.

The Board has adopted a written Audit Committee charter that is available to stockholders on our website at www.channeladvisor.com.

Report of the Audit Committee of the Board of Directors*
The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2019 with management of the Company. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by applicable requirements of the Public Company Accounting Oversight Board, or the PCAOB, and the Securities and Exchange Commission, or the SEC. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019.
Timothy V. Williams, Chair
Janet R. Cowell
Marshall A. Heinberg

*
The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee
The Compensation Committee is composed of three directors, Messrs. Buckley, Cowan and Huffman, with Mr. Buckley serving as chair. Each member of our Compensation Committee is independent (as independence is currently defined in the NYSE listing standards for compensation committee members) and is a non-employee member of our Board (as defined in Rule 16b-3 under the Exchange Act). The Compensation Committee met five times during fiscal 2019. The Board has adopted a written Compensation Committee charter that is available to stockholders on our website at www.channeladvisor.com.
The principal duties and responsibilities of our Compensation Committee include:

•
establishing and approving, and making recommendations to the Board regarding, performance goals and objectives relevant to the compensation of our chief executive officer, evaluating the performance of our chief executive officer in light of those goals and objectives and setting, or recommending to the full board of directors for approval, the chief executive officer’s compensation, including incentive-based and equity-based compensation, based on that evaluation;

•	setting the compensation of our other executive officers, based in part on recommendations of the chief executive officer;

•	exercising administrative authority under our stock plans and employee benefit plans;

•	establishing policies and making recommendations to our Board regarding director compensation;

•
reviewing and discussing with management the compensation discussion and analysis, or CD&A, and considering whether to recommend it be included in our annual proxy statements and other SEC filings; and

•
preparing a compensation committee report on executive compensation as may be required from time to time to be included in our annual proxy statements or annual reports on Form 10-K filed with the SEC.

Compensation Committee Processes and Procedures
Typically, the Compensation Committee meets at least three times each year and with greater frequency if necessary. The agenda for each meeting is usually developed by the chair of the Compensation Committee, in consultation with the chief executive officer. The Compensation Committee meets in executive session from time to time as necessary. Members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice or to otherwise participate in Compensation Committee meetings. The chief executive officer may not participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding the chief executive officer’s compensation or individual performance objectives. The charter of the Compensation Committee grants the Compensation Committee full access to all of our books, records, facilities and personnel, as well as authority to obtain, at our expense, advice and assistance from internal and external legal, accounting or other advisors and consultants and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. In particular, the Compensation Committee has the sole authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. Under the charter, the Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel or other adviser to the Compensation Committee, other than in-house legal counsel and certain other types of advisers, only after taking into consideration six factors, prescribed by the SEC and NYSE, that bear upon the adviser’s independence; however, there is no requirement that any adviser be independent.
In August 2018, after taking into consideration the six factors prescribed by the SEC and NYSE, our Compensation Committee engaged Pearl Meyer & Partners, LLC, a national compensation consulting firm, to provide executive compensation advisory services for fiscal 2019. The Compensation Committee assessed Pearl Meyer’s independence and determined that Pearl Meyer had no conflicts of interest in connection with its provisions of services to the Committee. Specifically, the Compensation Committee engaged Pearl Meyer to suggest a peer company group composed of public companies with revenues, market capitalization and employee populations comparable to us and conduct an executive compensation assessment analyzing the current cash and equity compensation of our executive team against compensation for similarly situated executives at our peer group companies. Following an active dialogue with Pearl Meyer, the Compensation Committee approved the recommendations. These recommendations are discussed in the Compensation Discussion and Analysis section of this proxy statement. Our management did not have the ability to direct Pearl Meyer’s work.
Historically, the Compensation Committee has made most of the significant adjustments to annual compensation and determined bonus and equity awards at one or more meetings held during the first quarter of the year. The Compensation Committee also considers matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of our compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation, at various meetings throughout the year. For executives other than the chief executive officer, the Compensation Committee solicits and considers evaluations and recommendations submitted to the Committee by the chief executive officer. The performance evaluation of the chief executive officer is conducted by the Compensation Committee, which determines any adjustments to compensation as well as awards to be granted. For all executives and directors as part of its deliberations, the Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, tally sheets that set forth the total compensation that may become payable to executives in various hypothetical scenarios, executive and director stock ownership information, Company stock performance data, analyses of historical executive compensation levels and current Company-wide compensation levels and recommendations of the Compensation Committee’s compensation consultant, including analyses of executive and director compensation paid at other companies considered to be comparable to us, as identified by the compensation consultant engaged by the Committee.
THE SPECIFIC DETERMINATIONS OF THE COMPENSATION COMMITTEE WITH RESPECT TO EXECUTIVE COMPENSATION FOR FISCAL 2019 ARE DESCRIBED IN GREATER DETAIL IN THE COMPENSATION DISCUSSION AND ANALYSIS SECTION OF THIS PROXY STATEMENT.
Compensation Committee Interlocks and Insider Participation
During fiscal 2019, the members of our Compensation Committee were Messrs. Buckley, Cowan and Huffman, none of whom is a current or former employee of our company. None of the members of our Compensation Committee had a direct or indirect material interest in any related person transaction involving our company.
No interlocking relationships exist between our Board or our Compensation Committee and the board of directors or the compensation committee of any other entity. None of our executive officers serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or our Compensation Committee.
Report of the Compensation Committee of the Board of Directors*
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on this review and discussion, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019.
Timothy J. Buckley, Chair
Joseph L. Cowan
Marc E. Huffman

*
The material in this report is not “soliciting material,” is furnished to, but not deemed “filed” with the SEC and is not deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Nominating and Corporate Governance Committee
In 2019, the Nominating and Corporate Governance Committee was composed of three directors, Ms. Cowell and Messrs. Cowan and Williams, with Ms. Cowell serving as chair. Effective January 21, 2020, Mr. Buckley also began serving as a member of the Committee. Each member of the Nominating and Corporate Governance Committee is independent (as independence is currently defined in the NYSE listing standards for directors). The Nominating and Corporate Governance Committee met three times during fiscal 2019. The Board has adopted a written Nominating and Corporate Governance Committee charter that is available to stockholders on our website at www.channeladvisor.com.

The Nominating and Corporate Governance Committee’s responsibilities include:

•	assessing the need for new directors and identifying individuals qualified to become directors;

•	recommending to the Board the persons to be nominated for election as directors and to each of the Board’s committees;

•	assessing individual director performance, participation and qualifications;

•	developing and recommending to the Board corporate governance principles;

•	monitoring the effectiveness of the Board and the quality of the relationship between management and the Board; and

•	overseeing an annual evaluation of the Board’s performance and the evaluation of management.
The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Nominating and Corporate Governance Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to our affairs, demonstrated excellence in the candidate’s field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of our stockholders. The Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, our operating requirements and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee considers diversity, including gender diversity, in order to ensure consideration of a wide range of perspectives, as well as age, skills and other factors as it deems appropriate given the current needs of the Board and our company, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews these directors’ overall service to our company during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for NYSE purposes, which determination is based upon applicable NYSE listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. In 2019, the Nominating and Corporate Governance Committee engaged Allegis Partners, a professional search firm that provides director search services, to assist in the identification and evaluation of potential candidates. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote.
The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address: Corporate Secretary, ChannelAdvisor Corporation, 3025 Carrington Mill Blvd., Suite 500, Morrisville, North Carolina 27560, at least 90 days, but not more than 120 days, before the anniversary date of the preceding year’s annual meeting of stockholders. Submissions must include the information required by our bylaws, including the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record holder of our stock and has been a holder for at least one year. Any submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.
STOCKHOLDER ENGAGEMENT AND COMMUNICATIONS WITH THE BOARD OF DIRECTORS
We consider our relationships with our stockholders to be a high priority. We recognize that stockholders can have divergent interests and different views on our practices, objectives and time horizons. To ensure that our Board and management have an opportunity to listen to and understand the varying perspectives of our stockholders, members of our management team and Board engage in ongoing dialogues with stockholders through our stockholder engagement program. Members of management and our Board reach out to and seek feedback from our largest stockholders, including stockholders representing nearly 80% of our outstanding shares, and have constructive conversations with many of these top stockholders. Topics discussed include, among other things, corporate governance, executive compensation and business strategy. As a result of these discussions, our management and Board gain useful understanding and insight into the views of these stockholders. These discussions led the Nominating and Corporate Governance Committee of the Board to consider an increase in the number of authorized directors from seven to eight members, and it was through this stockholder engagement that Mr. Heinberg was identified as a potential candidate for nomination as a director in 2019. In addition, these discussions led the Compensation Committee of the Board to implement performance-based vesting restricted stock unit grants for executive officers in 2020, as further described in the Compensation Discussion and Analysis portion of this proxy statement.

The Board has adopted a formal process by which stockholders may communicate with the Board or any of its directors. Stockholders who wish to communicate with the Board may do so by sending written communications addressed to the Board or the director in care of ChannelAdvisor Corporation, 3025 Carrington Mill Blvd., Suite 500, Morrisville, North Carolina 27560, Attn: Corporate Secretary. Each communication must set forth the name and address of the stockholder on whose behalf the communication is sent and the number and class of shares of our stock that are owned beneficially by the stockholder as of the date of the communication.

These communications will be reviewed by our Corporate Secretary, who will determine whether they should be presented to the Board. The purpose of this screening is to allow the Board to avoid having to consider communications that contain advertisements or solicitations or are unduly hostile, threatening or similarly inappropriate. All communications directed to the Audit Committee in accordance with our Open Door Policy for Reporting Complaints Regarding Accounting and Auditing Matters that relate to questionable accounting or auditing matters involving our company will be promptly and directly forwarded to the Audit Committee.
Any interested person may communicate directly with the non-management directors. Persons interested in communicating directly with the non-management directors regarding their concerns or issues may do so by addressing correspondence to a particular director, or to the non-management directors generally, in care of ChannelAdvisor Corporation, 3025 Carrington Mill Blvd., Suite 500, Morrisville, North Carolina 27560. If no particular director is named, letters will be forwarded, depending upon the subject matter, to the chair of the Audit, Compensation or Nominating and Corporate Governance Committee.

CODE OF ETHICS
We have adopted a Code of Business Conduct and Ethics, or the Code of Conduct, applicable to all of our employees, executive officers and directors. The Code of Conduct is available on our website at www.channeladvisor.com. The Nominating and Corporate Governance Committee of our Board is responsible for overseeing the Code of Conduct and must approve any waivers of the Code of Conduct for executive officers and directors. If we make any substantive amendments to the Code of Conduct or grant any waiver from a provision of the Code of Conduct to any executive officer or director, we will promptly disclose the amendment or waiver on our website.
CORPORATE GOVERNANCE GUIDELINES
The Board has adopted Corporate Governance Guidelines to assure that the Board will have the necessary authority and practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The guidelines are also intended to align the interests of directors and management with those of our stockholders. The Corporate Governance Guidelines set forth the practices the Board intends to follow with respect to board composition and selection, board meetings and involvement of senior management, chief executive officer performance evaluation and succession planning, and board committees and compensation. The Corporate Governance Guidelines were adopted by the Board to, among other things, reflect changes to the NYSE listing standards and SEC rules adopted to implement provisions of the Sarbanes-Oxley Act of 2002. The Corporate Governance Guidelines, as well as the charters for each committee of the Board, may be viewed at www.channeladvisor.com.

PROPOSAL 2
RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS
The Audit Committee of the Board has selected Ernst & Young LLP as our independent auditors for fiscal 2020 and has directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Neither our bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as our independent auditors. However, the Audit Committee is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time if they determine that a change would be in the best interests of our company and our stockholders. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of Ernst & Young LLP. Abstentions will be counted toward the tabulation of votes on proposals presented to the stockholders and have the effect of negative votes.
INDEPENDENT AUDITOR FEES AND SERVICES
The aggregate fees of Ernst & Young LLP billed to us for the fiscal years shown were as follows.

	Fiscal 2019	Fiscal 2018
Audit Fees	$876,622	$1,205,750
Tax Fees	$87,550	$74,491
Total Fees	$964,172	$1,280,241
All fees described above were pre-approved by the Audit Committee.
Audit Fees includes fees billed for the fiscal year shown for professional services for the audit of our annual financial statements and review of financial statements included in our quarterly reports on Form 10-Q, as well as for services that are normally provided by our independent registered public accounting firm in connection with statutory and regulatory filings or engagements, such as consent procedures for SEC filings. For fiscal 2018, for the first time as a result of our exit from emerging growth company status, as defined under SEC rules, this included testing and review to issue an opinion on our internal control over financial reporting included in our Annual Report on Form 10-K for fiscal 2018.

Tax Fees includes fees billed in the fiscal year shown for professional services for tax compliance, tax planning and tax advice. The services were primarily related to tax advice and ongoing transfer pricing documentation assistance.

PRE-APPROVAL POLICIES AND PROCEDURES
The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent auditors, Ernst & Young LLP. The Committee generally pre-approves services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.
THE BOARD OF DIRECTORS RECOMMENDS
A VOTE “FOR” PROPOSAL 2.

PROPOSAL 3
ADVISORY VOTE ON EXECUTIVE COMPENSATION
At the 2019 Annual Meeting of Stockholders, in accordance with the Board recommendation, the stockholders indicated their preference that we solicit a non-binding advisory vote on compensation of our named executive officers, commonly referred to as a “say-on-pay vote,” every year. The Board has adopted a policy that is consistent with that preference. In accordance with that policy, this year, the Board is again asking the stockholders to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. The compensation of our named executive officers subject to the vote is disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related narrative disclosure contained in this proxy statement. As discussed in those disclosures, we believe that our compensation policies and decisions are focused on pay-for-performance principles and strongly aligned with our stockholders’ interests. Compensation of our named executive officers is designed to enable us to attract and retain talented and experienced executives to lead our company successfully in a competitive environment.

Accordingly, the Board is asking the stockholders to indicate their support for the compensation of our named executive officers as described in this proxy statement by casting a non-binding advisory vote “FOR” the following resolution:
“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and any related material disclosed in this proxy statement, is hereby APPROVED.”
Because the vote is advisory, it is not binding on the Board of Directors or our company. Nevertheless, the views expressed by the stockholders, whether through this vote or otherwise, are important to management and the Board and, accordingly, the Board and the Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.
Advisory approval of this proposal requires the vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the matter at the annual meeting. Unless the Board decides to modify its policy regarding the frequency of soliciting advisory votes on the compensation of our named executives, the next scheduled say-on-pay vote will be at the 2021 Annual Meeting of Stockholders.
THE BOARD OF DIRECTORS RECOMMENDS
A VOTE “FOR” PROPOSAL 3.

EXECUTIVE OFFICERS
The following table sets forth information concerning our current executive officers:

Name	Age	Position
David J. Spitz	47	Chief Executive Officer and Director
Richard F. Cornetta	44	Chief Financial Officer and Treasurer
Elizabeth Segovia	50	Chief Operating Officer
Diana S. Allen	51	Vice President, General Counsel and Secretary
EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

The following sets forth certain information with respect to our executive officers who are not directors:
Richard F. Cornetta has served as our chief financial officer since May 2019. He was our vice president, finance and chief accounting officer from November 2015 to May 2019, and previously served as our controller from September 2013 to November 2015. Before joining ChannelAdvisor, he was employed by Dex Media, Inc., a public company providing local marketing solutions, most recently serving as director of financial reporting and accounting from 2010 to September 2013. Prior to Dex Media, Inc., he served as senior financial reporting analyst at UST Inc., and as a senior accountant with Ernst & Young. Mr. Cornetta received a B.A. in accounting from Iona College. He is a certified public accountant.
Elizabeth Segovia has served as our chief operating officer since August 2019. She was our vice president, services from October 2017 to August 2019. Before joining ChannelAdvisor, Ms. Segovia was employed by Lenovo, a public company providing smart devices and infrastructure, most recently serving as executive director, customer engagement & services business development from April 2016 to October 2017, and serving as executive director, PC services from October 2011 to April 2016. Prior to that she spent more than ten years building out customer facing account management and operations support for Lenovo and IBM’s largest global customers. Ms. Segovia received a B.S. in industrial engineering from Northwestern University and an M.S. in manufacturing systems engineering from Lehigh University.
Diana S. Allen has served as our vice president, general counsel and secretary since January 2014. From 2005 until joining ChannelAdvisor, she served as associate general counsel, assistant secretary and compliance director for Cree, Inc., a public company providing lighting-class LEDs, LED lighting and semiconductor products for power and radio frequency applications. From 1997 to 2005, she was a corporate attorney with Helms Mulliss & Wicker, PLLC, a Raleigh, North Carolina law firm (formerly part of Smith Helms Mulliss & Moore LLP). Ms. Allen received a B.A. from Columbia College, Columbia University and a J.D. from Duke University School of Law.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding the ownership of our common stock as of March 5, 2020 by: 1) each director serving as of that date, 2) each of the executive officers named in the Summary Compensation Table, 3) all executive officers and directors as a group serving as of that date and 4) all those known by us to be beneficial owners of more than five percent of our common stock. Except as set forth below, the principal business address of each such person or entity is c/o ChannelAdvisor Corporation, 3025 Carrington Mill Blvd., Suite 500, Morrisville, North Carolina 27560.

	Beneficial Ownership (1)
Name of Beneficial Owner	Shares	Percentage
Principal Stockholders:
Shapiro Capital Management LLC (2)	4,006,569	14.2
ArrowMark Colorado Holdings LLC (3)	3,452,427	12.2
Altai Capital Management, LLC (4)	2,213,583	7.8
BlackRock, Inc. (5)	2,014,901	7.1
Janus Henderson Group plc (6)	1,817,794	6.4
The Vanguard Group (7)	1,751,788	6.2
Named Executive Officers and Directors:
David J. Spitz (8)	1,239,324	4.3
M. Scot Wingo	482,115	1.7
Mark E. Cook (9)	215,705	*
Diana S. Allen (10)	142,372	*
Timothy J. Buckley (11)	98,569	*
Timothy V. Williams (12)	90,444	*
Elizabeth Segovia (13)	75,490	*
Richard F. Cornetta (14)	69,273	*
Joseph L. Cowan	67,791	*
Marc E. Huffman	64,529	*
Janet R. Cowell	53,342	*
Marshall A. Heinberg	—	—
All currently serving directors and executive officers as a group(11 persons)(15)	2,383,249	8.1
________________________

*    Represents beneficial ownership of less than 1%.

(1)
This table is based upon information supplied by officers, directors and principal stockholders. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 28,258,166 shares outstanding on March 5, 2020, adjusted as required by rules promulgated by the SEC.

(2)
As reported by Shapiro Capital Management LLC in a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2020, which states that Shapiro Capital Management LLC has sole dispositive power with respect to all of the shares and sole voting power with respect to 3,618,446 of the shares. The securities are owned by one or more advisory clients for which Shapiro Capital Management LLC serves as an investment adviser. Samuel R. Shapiro is the chairman, a director and majority shareholder of Shapiro Capital Management LLC, in which capacity he exercises dispositive power over the securities reported by Shapiro Capital Management LLC. Samuel R. Shapiro reported owning none of the shares for his individual account and expressly disclaimed beneficial ownership of these securities. The principal business address of Shapiro Capital Management LLC is 3060 Peachtree Road, Suite 1555 N.W., Atlanta, Georgia 30305.

(3)
As reported by ArrowMark Colorado Holdings LLC in a Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2020, which states that ArrowMark Colorado Holdings LLC has sole dispositive power and sole voting power with respect to all of the shares. The securities are owned by one or more advisory clients for which ArrowMark Colorado Holdings LLC serves as an investment adviser. The principal business address of ArrowMark Colorado Holdings LLC is 100 Fillmore Street, Suite 325, Denver, Colorado 80206.

(4)
As reported by Altai Capital Management, L.P. in a Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2020, which states that Altai Capital Management, L.P., Altai Capital Management, LLC and Rishi Bajaj have shared voting and dispositive power with respect to all of the shares. The securities are owned by one or more advisory clients for which Altai Capital Management, L.P. serves as an investment adviser. The principal business address of Altai Capital Management, L.P. is 4675 MacArthur Court, Suite 1500, Newport Beach, California 92660.

(5)
As reported by BlackRock, Inc. in a Schedule 13G/A filed with the Securities and Exchange Commission on February 5, 2020, which states that BlackRock, Inc. has sole dispositive power with respect to all of the shares and sole voting power with respect to 1,975,415 of the shares. BlackRock, Inc. is the parent holding company of BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock (Netherlands) B.V., BlackRock Fund Advisors, BlackRock Asset Management Ireland Limited, BlackRock Institutional Trust Company, N.A., BlackRock Financial Management, Inc., BlackRock Japan Co., Ltd., BlackRock Asset Management Schweiz AG and BlackRock Investment Management, LLC, which act as investment advisers to registered investment companies and separate accounts that own the reported shares. The principal business address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.

(6)
As reported by Janus Henderson Group plc in a Schedule 13G/A filed with the Securities and Exchange Commission on February 13, 2020, which states that Janus Henderson Group plc has shared voting and dispositive power with respect to all of the shares. Janus Henderson Group plc is the parent company of Janus Henderson Venture Fund, which has shared voting and dispositive power with respect to 1,607,303 of the shares. The securities are owned by one or more advisory clients for which Janus Henderson Venture Fund serves as an investment adviser. The principal business address of Janus Henderson Group plc is 201 Bishopsgate EC2M 3AE, United Kingdom.

(7)
As reported by The Vanguard Group, Inc. in a Schedule 13G filed with the Securities and Exchange Commission on February 11, 2020, which states that The Vanguard Group, Inc. has sole dispositive power with respect to 1,696,969 of the shares and shared dispositive power with respect to 54,819 of the shares. The Vanguard Group, Inc. is the parent holding company of Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd., which act as investment advisers to registered investment companies and separate accounts that own the reported shares. The principal business address of The Vanguard Group, Inc. is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(8)
Consists of 412,458 shares of common stock, 17,850 restricted stock units that will vest within 60 days of March 5, 2020 and 809,016 shares of common stock underlying options that are vested and exercisable within 60 days of March 5, 2020.

(9)
Mr. Cook served as the Company’s Chief Financial Officer until May 9, 2019. Consists of 114,866 shares of common stock held as of May 9, 2019, and 100,839 shares of common stock underlying options that are vested and exercisable as of March 5, 2020.

(10)
Consists of 46,449 shares of common stock, 3,019 restricted stock units that will vest within 60 days of March 5, 2020 and 92,904 shares of common stock underlying options that are vested and exercisable within 60 days of March 5, 2020.

(11)	Consists of 92,319 shares of common stock and 6,250 shares of common stock underlying options that are vested and exercisable as of March 5, 2020.

(12)	Consists of 74,819 shares of common stock and 15,625 shares of common stock underlying options that are vested and exercisable as of March 5, 2020.

(13)	Consists of 17,225 shares of common stock and 58,265 shares of common stock underlying options that are vested and exercisable within 60 days of March 5, 2020.

(14)
Consists of 28,274 shares of common stock, 3,563 restricted stock units that will vest within 60 days of March 5, 2020 and 37,436 shares of common stock underlying options that are vested and exercisable within 60 days of March 5, 2020.

(15)
Consists of 1,339,321 shares of common stock, 24,432 restricted stock units that will vest within 60 days of March 5, 2020 and 1,019,496 shares of common stock underlying options that are vested and exercisable within 60 days of March 5, 2020.

EXECUTIVE COMPENSATION
The following section describes the compensation we paid to our chief executive officer, our executive chairman and our other executive officers as of December 31, 2019, who we refer to as our “named executive officers” for 2019.
COMPENSATION DISCUSSION AND ANALYSIS
Our Compensation Discussion and Analysis, or CD&A, reviews the objectives and elements of our executive compensation program and discusses compensation earned by our named executive officers. It also explains the actions our Compensation Committee took based on its ongoing commitment to consider stockholder feedback and to ensure our executive team remains focused on our growth goals and creating long-term value for our stockholders.
Our named executive officers for the fiscal year ended December 31, 2019, are as follows:

•	David J. Spitz, our chief executive officer, or CEO;

•	Richard F. Cornetta, who began serving as our chief financial officer, or CFO, on May 9, 2019;

•	Mark E. Cook, our former CFO who served in that position until May 9, 2019;

•	Elizabeth Segovia, who began serving as our chief operating officer, or COO, on August 7, 2019;

•	Diana S. Allen, our general counsel and secretary; and

•	M. Scot Wingo, our former executive chairman who served in that position until December 2, 2019.

Listening to Our Stockholders
As our business continues to evolve, the structure of our executive compensation program evolves as well, to ensure that it keeps pace with and supports our business strategy and compensation philosophy: to attract and retain high-caliber senior executives in a competitive environment, and to align our named executive officers’ interests with those of our stockholders.
In May 2019, following the end of our status as an emerging growth company, our stockholders first had the opportunity to vote on our named executive officer compensation, referred to as say-on-pay, and approximately 93% of votes were cast for approval of our named executive officer compensation. In addition, we solicited feedback on our executive compensation from our top 25 stockholders, who, in the aggregate, hold approximately 80% of our outstanding common stock. We believe that this strong level of support, along with the feedback that our Compensation Committee chair and management team received during their discussions with stockholders, validates the structure of our program. It also reinforces that our investors understand the importance of keeping our leadership team stable and focused on long-term stockholder value creation.

Against this backdrop, in February 2020 our Compensation Committee implemented changes to the mix of equity vehicles in our long-term incentive plan, granting performance-based vesting equity awards instead of service-based vesting option awards, as follows:
2020 LONG-TERM INCENTIVE PLAN DESIGN1

Equity Vehicle	Description
Performance-Based Vesting Restricted Stock Units (PSUs) (50% of grant value)	✓Rewards achievement of pre-determined financial goals measured over a two-year performance period
✓Financial metrics: Revenue growth and Adjusted EBITDA margin
Adjusted EBITDA margin is calculated as total cumulative adjusted EBITDA during the performance period divided by total cumulative revenue during the performance period.
✓Payouts: 0% to 150% of target based on results against pre-defined goals
For any PSUs to vest, generally accepted accounting principles, or GAAP, revenue growth must be positive over the two-year performance period. If threshold performance is not achieved at the end of the performance period, the PSUs are forfeited.

50% of any PSUs earned at the end of the performance period will vest immediately upon determination of the PSU achievement level, and the remaining 50% will vest one year later, subject to the executive’s continued service on each vesting date.

Service-Based Vesting Restricted Stock Units (RSUs) (50% of grant value)	✓Supports leadership retention objectives
✓Vesting: Annually over a four-year period, subject to the executive’s continued service on each vesting date
We are committed to maintaining open communications with our stockholders. We solicit feedback from our stockholders on a regular basis to understand our stockholders’ views on our compensation programs. The feedback we receive has been instrumental in shaping decisions related to our evolving executive compensation practices and policies, including in 2018 the addition of “double-trigger” provisions in our severance and change in control agreements as well as extended clawback provisions. Here are highlights of the executive compensation practices and policies upon which our program is built:

What We Do	What We Do Not Do
✓Place the majority of weight on performance-based, variable, long-term compensation and emphasize “at risk” compensation	No guaranteed bonuses
✓Review market practices and make internal comparisons among our executives when making compensation decisions	No excise tax gross-ups
✓Clawback policy applies to all executive officers	No perquisites
✓Change in control benefits include a double-trigger, with no cash payments received and no vesting acceleration for equity granted after 2018 unless employment is terminated
Do not offer cash severance benefits to our executives that exceed one times base salary and annual bonus, or two times base salary and annual bonus for termination in connection with change in control

✓Require significant levels of stock ownership be met and subsequently retained	No hedging or pledging of company stock
✓Seek advice from an independent compensation consultant

1 Adjusted EBITDA excludes depreciation, amortization, income tax expense, interest income (expense), non-cash stock-based compensation expenses, and non-recurring severance and related costs. We believe this non-GAAP measure provides useful information relating to our results of operations. Non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results. A reconciliation table of net income (loss), the most comparable GAAP financial measure, to Adjusted EBITDA, is included in our Annual Report on Form 10-K for fiscal 2019 and is also available as part of the “Supplemental Financial Information” presentation available on our website at http://ir.channeladvisor.com.

2019 OVERVIEW
Our Business: 2019 Performance Overview
2019 was a year of significantly increased profitability for our company:

•	For the first time in our history, we achieved GAAP net income for the year, in the amount of $3.5 million, compared with a GAAP net loss of $7.6 million for 2018, an $11.1 million improvement.

•	Our adjusted EBITDA more than doubled to $20.2 million for 2019, compared with $9.8 million for 2018.

•	Our revenue held relatively steady in 2019, at $130.0 million compared to $131.2 million in 2018.

•	Our average revenue per customer increased 3.5% from $46,286 for 2018 to $47,891 for 2019, and we processed billions of gross merchandise value.

•	Revenue from brands, a key customer segment, represented 28% of fourth quarter and 26% of 2019 total revenue compared to 24% and 22% in the respective periods in 2018.
2019 Compensation Highlights
Based in part on the performance results above, the Compensation Committee made the following decisions for 2019:

•
Base salary: Mr. Spitz, our CEO, did not receive any base salary increase for 2019 or 2018. Mr. Cook, our former CFO, did not receive any base salary increase for 2019. Ms. Allen, our vice president, general counsel and secretary, received a base salary increase of approximately 3.5% for 2019, to better align her pay with peer company data. In connection with their promotions to executive officer roles of critical importance to our Company in 2019, Mr. Cornetta, our CFO, and Ms. Segovia, our COO, each received base salary increases of approximately 20%.

•
Annual performance bonus: In 2019, our adjusted EBITDA of $20.2 million exceeded the maximum level of performance pre-established by the Compensation Committee by $2.2 million and was more than double our adjusted EBITDA of $9.8 million for 2018, but our total revenue did not meet the minimum level of performance pre-established by the Compensation Committee, which was $4.8 million more than our revenue for fiscal 2018. We were able to achieve revenue of $130.0 million for fiscal 2019, relatively flat compared to the $131.2 million revenue for fiscal 2018. Although we did not achieve the revenue threshold required for a non-equity incentive plan payment, our Compensation Committee determined that it would be in the company’s best interests and the best interests of our stockholders to pay our named executive officers for the extraordinary performance of achieving an adjusted EBITDA outcome that substantially exceeded our stretch goal. The Compensation Committee determined that based on the achievement of $20.2 million in adjusted EBITDA and each officer’s contribution, each named executive officer serving as of February 25, 2020 should receive a performance bonus of approximately 52.5% of the executive’s target annual performance bonus opportunity, based on 35% of the target bonus opportunity attributable to adjusted EBITDA under the plan paying out at the maximum 150%, subject to additional adjustments for our CFO, COO and general counsel as described in “2019 Executive Compensation Program” below. In 2018, we achieved approximately 90% of our specified corporate objectives for the year on a blended basis and each of our named executive officers serving as of February 18, 2019 (other than Mr. Wingo, who was not eligible for bonuses) received a performance bonus of approximately 90% of the executive’s target annual performance bonus opportunity.

•
Long-term incentives. In determining the appropriate target equity award for each named executive officer for 2019, the Compensation Committee considered each named executive officer’s current equity holdings, including the extent to which such holdings were “in-the-money,” the extent to which the holdings remained unvested and therefore continued to serve as a retention tool, as well as the potential dilution of our share reserves, along with individual performance, total pay opportunities and peer company data. The Compensation Committee determined that in order to attract and retain top talent, each of our named executive officer’s equity compensation grants should be competitive with peer company data. In addition, in connection with their promotions to executive officer roles of critical importance to our company, in 2019, Mr. Cornetta, our new CFO, and Ms. Segovia, our new COO, each received additional equity grants to bring their total 2019 equity compensation to levels appropriate for their new roles.

2019 Target Total Direct Compensation At-A-Glance
We tie pay to performance and emphasize “at risk” compensation. Our Compensation Committee structures a significant portion of our named executive officers’ target total direct compensation, consisting of base salary, an annual performance bonus opportunity and equity awards, to be variable, at risk and tied directly to our performance over the short- and long-term. The following chart shows the portion of the 2019 total direct compensation of our CEO that was “at risk,” consisting of annual performance bonus opportunity at target and equity awards granted as reported in our “Summary Compensation Table” below.
*Reflects 2019 annual base salary, performance bonus opportunity at target and grant date fair values of equity awards as reported in the Summary Compensation Table below. The chart does not include “All Other Compensation” as reported in the Summary Compensation Table, because the amounts were less than 1% of total compensation.
As reflected in the chart above, approximately 76% of our CEO’s total direct compensation was “at risk,” with approximately 52% attributable to long-term equity awards and approximately 24% attributable to an annual bonus award at target, paid only if we achieve pre-established revenue and adjusted EBITDA goals. Only approximately 24% of our CEO’s total direct compensation was attributable to fixed compensation in the form of base salary.
While our margins more than doubled and our revenue held relatively steady in 2019, our CEO’s 2019 total compensation was more than 10% lower than his 2018 total compensation, with the grant date fair value of his 2019 equity awards 5% less than the grant date fair value of his 2018 equity awards and more than 40% lower than the grant date fair value of his 2017 equity awards. See the details reported in our “Summary Compensation Table” below.
OVERVIEW OF OUR EXECUTIVE COMPENSATION PROGRAM
Objectives, Philosophy and Elements of Compensation
The overall objectives of our executive compensation program and policies are to:

•	attract, retain and motivate superior executive talent;

•	provide incentives that reward the achievement of performance goals that directly correlate to the enhancement of stockholder value and facilitate executive retention; and

•	align our executives’ interests with those of our stockholders through long-term incentives.
Our executive compensation program generally consists of, and is intended to strike a balance among, three principal elements: base salary, annual performance bonuses and long-term incentive compensation in the form of equity awards. We also provide our executive officers with reasonable severance and change-in-control protections, as well as other benefits generally available to all our employees, including retirement benefits under our 401(k) plan and participation in employee benefit plans. The following table summarizes these three principal elements, their objectives and key features.

Element of Compensation	Objectives	Key Features
Base Salary (fixed cash)	Provides financial stability and security through a fixed amount of cash for performing job responsibilities.
Reviewed annually at the beginning of the year and determined based on a number of factors including individual performance, internal equity, retention, expected cost of living increases and the overall performance of our company, and by reference to market data provided by our Compensation Committee’s compensation consultant.

Performance Bonus (at risk cash)	Motivates and rewards for attaining rigorous annual corporate performance goals that relate to our key business objectives.
Target annual performance bonus opportunities, expressed as a percentage of base salary, are reviewed annually and determined based upon positions that have similar impact on the organization and competitive bonus opportunities in our market. Actual bonus payments are dependent upon the achievement of specific corporate performance objectives determined by our Compensation Committee.

Actual bonus amounts earned are determined after the end of the year, based on achievement of the designated corporate performance objectives and each executive officer’s individual performance.

Long-Term Incentive (at risk equity)
Motivates and rewards for long-term company performance; aligns executives’ interests with stockholder interests and changes in stockholder value.

Attracts highly qualified executives and encourages continued employment over the long-term.

Annual equity awards are reviewed and determined at the beginning of each year or as appropriate during the year for new hires, promotions or rewards for significant achievement.

Individual awards are determined based on a number of factors, including current corporate and individual performance, outstanding equity holdings and their retention value and total ownership, historical value of our stock, internal equity among executives and competitive market data provided by our Compensation Committee’s compensation consultant.

As described in “2020 Long-Term Incentive Plan Design” above, beginning in 2020, 50% of equity awards were granted in the form of performance-based vesting restricted stock units or PSUs that are eligible for vesting only if we achieve pre-defined combined year over year revenue growth and adjusted EBITDA margin targets over a two-year performance period, and are subject to continued service. 50% were in the form of service-based vesting RSUs that vest annually (rather than monthly or quarterly) over a four-year period, subject to continued service. Restricted stock units are key aspects of our “pay-for-performance” philosophy, with 50% only eligible for vesting based on our corporate performance, and even vested RSUs provide a return only if the market price of our stock appreciates.

In evaluating our executive compensation program and policies, as well as the short- and long-term value of our executive compensation plans and arrangements, our Compensation Committee focuses on providing a competitive compensation package that provides significant short- and long-term incentives for the achievement of measurable corporate objectives and individual contribution towards our corporate performance. We believe that this approach provides an appropriate blend of short- and long-term incentives to maximize stockholder value.
We do not currently have formal policies for allocating compensation among base salary, annual performance bonuses and equity awards, short- and long-term compensation or among cash and non-cash compensation. Instead, our Compensation Committee uses its judgment to establish a target total direct compensation opportunity for each named executive officer that is a mix of current, short- and long-term incentive compensation, and cash and non-cash compensation, that it believes appropriate to achieve the goals of our executive compensation program and our corporate objectives. A significant portion of our named executive officers’ target total direct compensation opportunity is comprised of “at risk” compensation in the form of an annual performance bonus opportunity and equity awards tied to our corporate performance and stockholder returns, in order to align the executive officers’ incentives with the interests of our stockholders and our corporate goals.

HOW WE DETERMINE EXECUTIVE COMPENSATION
Role of our Compensation Committee and Executive Officers in Setting Executive Compensation
As described above, our Compensation Committee, composed entirely of independent directors, is responsible for administering our executive compensation program and operates under a written charter. The Compensation Committee oversees our executive compensation program, policies, practices and plans, and reviews and determines the compensation to be paid to our executive officers and the non-employee members of our Board.
In making its executive compensation determinations, our Compensation Committee considers recommendations from our CEO for our other executive officers. The CEO has access to third party compensation surveys and compensation data provided by our Compensation Committee’s compensation consultant, as described below. The CEO does not participate in the deliberations concerning, or the determination of, the CEO’s compensation. In addition to our CEO, our vice president, human resources and our general counsel also attend Compensation Committee meetings and take part in discussions of executive compensation. No executive officer is present during voting or deliberations on the executive officer’s own compensation.
Role of our Compensation Consultant
Our Compensation Committee has the sole authority to retain compensation consultants to assist in its evaluation of executive compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. For 2019, our Compensation Committee retained Pearl Meyer & Partners, LLC, a national compensation consultant, to assist it in reviewing our executive compensation programs, making compensation decisions for each of our executive officers and ensuring that our compensation programs remain competitive in attracting and retaining talented executives. Our compensation consultant reports directly to our Compensation Committee, which maintains the authority to direct its work and engagement. Our compensation consultant interacts with management to gain access to company information that is required to perform its services and to understand the culture and policies of our organization.
Pearl Meyer’s engagement with respect to 2019 executive compensation decisions included conducting a review of the design and competitive positioning of our compensation programs for our CEO, other executive officers and non-employee directors in preparation for making compensation decisions for 2019, reviewing our aggregate long-term incentive practices and providing information regarding peer group incentive plans and equity grant practices. As part of the in-depth review for 2019 compensation, Pearl Meyer provided the Compensation Committee with the following services, which our Compensation Committee used to make decisions related to compensation for 2019:

•
reviewed and provided an analysis of the compensation arrangements for all of our named executive officers, including the design and structure of our annual cash incentive bonus plan and equity-based incentive compensation program;

•	advised on the design and structure of our cash and equity incentive compensation programs;

•	prepared an analysis of our share usage under our equity incentive plan;

•	updated the Compensation Committee on emerging trends and best practices in the area of executive and Board compensation;

•	provided recommendations and assisted with identifying an appropriate peer group;

•	provided compensation data for similarly situated executive officers at companies in our peer group; and

•	reviewed and provided recommendations on the fee structure for our non-employee directors.
Our Compensation Committee considered whether the work of Pearl Meyer raised any conflict of interest, taking into account the following factors: (i) the amount of fees paid to the compensation consultant, as a percentage of the firm’s total revenue; (ii) the provision of other services to us by the compensation consultant; (iii) the compensation consultant’s policies and procedures that are designed to prevent conflicts of interest; (iv) any business or personal relationship of the individual compensation advisors with any member of the Compensation Committee; (v) any business or personal relationship of the compensation consultant or the individual compensation advisors employed by the firm with any of our executive officers or any members of the Compensation Committee and (vi) any shares of our common stock owned by the compensation consultant or the individual compensation advisors employed by the firm. Based on these factors, our Compensation Committee concluded that the work of Pearl Meyer and the individual compensation advisors employed by Pearl Meyer did not create any conflict of interest.

Use of Competitive Market Data
We strive to attract and retain the most highly qualified executive officers in an extremely competitive market. Accordingly, our Compensation Committee believes that it is important when making its compensation decisions to be informed as to the competitive market for executive talent, including the current practices of comparable public companies with which we compete for talent. Consequently, our Compensation Committee reviews market data for each executive officer’s position, compiled by Pearl Meyer for 2019 compensation, as described below.
In November 2018, with the assistance of Pearl Meyer, the Compensation Committee approved a peer group of companies for use as a reference when determining the compensation of our executive officers for 2019. Peer companies are generally used as a reference in understanding the competitive market, evaluating current pay practices and philosophies and considering compensation and corporate governance best practices in connection with determining executive compensation. This peer group was selected from among publicly-traded internet and software companies based in the United States, with an emphasis on software-as-a-service, or SaaS, companies, based on the comparability of revenue and market capitalization. Specifically, companies were selected with the following parameters: operating in the internet and software industry, annual revenue generally between $51 million and $320 million, a range of approximately one-half to two and one-half times our revenue at the time, and market capitalizations from approximately one-quarter ($80 million) to four times ($1.3 billion) our market capitalization at the time. Our Compensation Committee believes that the companies selected for this peer group were broadly comparable to us, and represented our labor market for talent for key leadership positions at the time the compensation decisions for 2019 were made. This peer group for 2019 compensation decisions consisted of the following 21 companies:

A10 Networks, Inc.	Cardlytics, Inc.	Marchex, Inc.	Rapid7, Inc.
Amber Road, Inc.	Domo, Inc.	Marin Software Incorporated	TechTarget, Inc.
American Software, Inc.	eGain Corporation	Mobileiron, Inc.	The Meet Group, Inc.
Asure Software, Inc.	Instructure, Inc.	Model N, Inc.	The Rubicon Project, Inc.
Benefitfocus, Inc.	Leaf Group Ltd.	PROS Holdings, Inc.	Zix Corporation
Brightcove Inc.
The Compensation Committee used the peer group data to determine the various compensation levels and programs of similar companies that are competing for talent. In addition, the peer group provided a framework from which the Compensation Committee could determine a compensation program that would effectively attract, retain and incentivize management. In constructing the peer group for decisions for 2019 compensation, five companies (Actual Corporation, Bazaarvoice, Inc., Jive Software, Inc., Xactly Corporation and YuMe, Inc.) were removed from the 2018 peer group because they were acquired. Seven companies (A10 Networks, Inc., American Software, Inc., Asure Software, Inc., Benefitfocus, Inc., Cardlytics, Inc., Domo, Inc. and The Rubicon Project, Inc.) that met the peer group criteria were added to keep the peer group at approximately 20 companies.
In addition, Pearl Meyer also provided the Compensation Committee compensation survey information from Radford, an Aon Hewitt Company, based on the same financial criteria and relevant industries as the peer group.
Our Compensation Committee does not “benchmark” the compensation of any of our named executive officers to a specific percentile of the compensation data derived from our peer group. Rather, our Compensation Committee reviews compensation data from the peer group companies and the Radford survey, collectively referred to as the market data, as reference points in making executive compensation decisions (generally at the 25th, 50th and 75th percentiles of the market data). Our Compensation Committee’s general aim is for total executive compensation to remain competitive with the market, with individual amounts varying as appropriate based on corporate and individual executive performance, and other factors that our Compensation Committee deems to be appropriate. Due to our evolving business, we have not developed a specific market positioning that we consistently aim for in setting compensation levels; instead our Compensation Committee determines each element of compensation, and total target cash and direct compensation, for each named executive officer based on various facts and circumstances appropriate for us in any given year. Competitive market positioning is only one of several factors, as described below under “Factors Used in Determining Executive Compensation,” that our Compensation Committee considers in making compensation decisions, and therefore individual named executive officer compensation may be at varying levels compared to the market data.

Factors Used in Determining Executive Compensation
Our Compensation Committee sets the compensation of our executive officers at levels the Committee determines to be competitive and appropriate for each named executive officer, using the Committee’s professional experience and judgment. Compensation decisions are not made by use of a formulaic approach; our Compensation Committee believes that these decisions require consideration of a multitude of relevant factors that may vary from year to year. In making executive compensation decisions, our Compensation Committee generally takes into consideration the following factors:

•	our corporate performance and business needs

•	each named executive officer’s individual performance, experience, job function, change in position or responsibilities, and expected future contributions to our company

•	internal pay equity among our named executive officers and positions

•	the need to attract new talent to our executive team and retain existing talent in a highly competitive industry

•	a range of market data reference points, as described above under “Use of Competitive Market Data”

•	the total compensation cost and stockholder dilution from executive compensation actions

•	trends and compensation paid to similarly situated executives within our market

•	its compensation consultant’s recommendations

•	a review of each named executive officer’s total targeted and historical compensation and equity ownership

•	our CEO’s recommendations, based on the CEO’s direct knowledge of the performance of each named executive officer and the CEO’s review of competitive market data
2019 EXECUTIVE COMPENSATION PROGRAM
Annual Base Salary
In February 2019, our Compensation Committee determined that based on our performance in fiscal 2018 and our forecast for fiscal 2019, the base salary for our CEO should not increase for 2019, but would remain at $411,000, the same amount as for 2018 and 2017. This decision reflects the CEO’s ultimate responsibility for our success and performance. The Compensation Committee also determined that Mr. Cook, our former CFO, should not receive any base salary increase for 2019. Ms. Allen, our vice president, general counsel and secretary, received a base salary increase of approximately 3.5% in February 2019, to better align her pay with peer companies.
In connection with their promotions to executive officer roles of critical importance to our company, Mr. Cornetta, our CFO, and Ms. Segovia, our COO, each received base salary increases of approximately 20%, to reflect competitive market levels for their new roles. Mr. Cornetta’s increase was effective June 1, 2019 and Ms. Segovia’s increase was effective August 7, 2019.
Mr. Wingo served as our executive chairman until December 2, 2019, with an annual salary of $125,000, unchanged since he founded our company in the early 2000s. As shown in the Summary Compensation Table below, during the time that he served as our executive chairman, Mr. Wingo received the same equity grant as the non-employee directors but did not receive additional cash compensation for his service as a director; beginning in December 2019, he began receiving the same cash retainer as our other non-employee directors for his service on our board of directors.
Annual Performance Bonuses
In addition to base salaries, our named executive officers, other than Mr. Wingo, were eligible to receive annual performance-based cash bonuses. The annual bonuses are designed to provide appropriate incentives to our executives to achieve defined annual corporate goals and to reward our executives for individual achievement towards these goals. The annual performance-based bonus each named executive officer is eligible to receive is based on the individual’s target bonus, as a percentage of base salary, or target bonus percentage, and the extent to which we achieve the corporate goals that our Compensation Committee establishes each year.

For 2019, the target bonus percentages for our named executive officers serving in both 2018 and 2019 remained the same as in 2018: 100% of annual base salary for our CEO and 40% of annual base salary for our general counsel. For 2019, the target bonus percentage for our new CFO Mr. Cornetta was approximately 43% of annual base salary, and the target bonus percentage for our new COO Ms. Segovia was approximately 50% of annual base salary. Our former CFO Mr. Cook originally had a target bonus for 2019 equal to 50% of his annual base salary. As part of his separation in May 2019, under the terms of his Executive Severance and Change in Control Agreement, described in more detail below, he was paid a prorated amount of his target bonus for 2019.
The corporate objectives and relative overall weighting for 2019 were established by our Compensation Committee. The corporate objectives established were the key metrics we report to our stockholders: total revenue and adjusted EBITDA, a non-GAAP measure described above. To align the executive officers’ incentives with our company’s emphasis on profitable revenue growth, total revenue was weighted at 65% of the potential payout (down from 75% for 2018) and the minimum total revenue threshold must be met for any payout, and adjusted EBITDA was weighted at 35% of the potential payout, up from 25% for 2018. The target amounts for each objective were established based on our internal fiscal 2019 budget. No specific individual goals were established for any of our named executive officers for 2019, but the Committee reviewed each executive officer’s performance and contribution to our company’s performance in connection with determining the annual bonus amount, if any, to be paid to the executive officer. In February 2020, our Compensation Committee reviewed our performance against the pre-established performance levels for each corporate objective and approved the extent to which we achieved each of our corporate objectives. The Committee also evaluated each executive officer’s performance and contribution to our company’s performance.
Under our 2019 annual bonus structure, if the minimum level of performance pre-established by our Compensation Committee was achieved and the executive officer’s contribution to our company’s performance was positive, 50% of the target incentive payment would be payable to the named executive officer. If the target level of performance pre-established by the Compensation Committee was achieved and the executive officer’s contribution to our company’s performance was positive, 100% of the target incentive payment would be payable to the named executive officer. If the maximum level of performance pre-established by the Compensation Committee was achieved and the executive officer’s contribution to our company’s performance was positive, 150% of the target incentive payment would be payable to the named executive officer. Awards were calculated linearly for achievement between the performance thresholds and targets. No additional payment was available for achievement beyond the maximum threshold.
For 2019, each of the corporate objectives, their relative weight, and our percentage achievement towards the total bonus, in each case as determined by our Compensation Committee, is set forth in the table below.

Metric	Minimum (50% payment)	Target (100% payment)	Maximum (150% payment)	Actual Achievement
Total Revenue (65% of payment)	$136 million (bottom of February 2019 guidance)	$138 million ($1.5 million above Budget)	$141 million ($3 million above Target)	$130.0 million (below minimum)
Adjusted EBITDA (35% of payment)	$14 million (midpoint of February 2019 guidance)	$16.5 million ($1.5 million above Budget)	$18 million ($1.5 million above Target)	$20.2 million (above maximum)
The revenue target was $1.5 million above our internal fiscal 2019 budget of $136.5 million, and $6.8 million over our 2018 revenue. The adjusted EBITDA target was $1.5 million above our internal fiscal 2019 budget of $16.5 million, and nearly double our 2018 adjusted EBITDA. At the time the Compensation Committee set these goals for 2019, the Compensation Committee believed that each of the target goals was achievable, but only with significant effort. Our total revenue and adjusted EBITDA targets for 2019 reflected an approximate 5% and 70% increase, respectively, over our actual results for 2018.
In 2019, our adjusted EBITDA of $20.2 million exceeded the maximum level of performance pre-established by the Compensation Committee by $2.2 million and was more than double our adjusted EBITDA of $9.8 million for 2018, but our total revenue did not meet the minimum level of performance pre-established by the Compensation Committee, which was $4.8 million more than our revenue for fiscal 2018. We were able to achieve revenue of $130.0 million for fiscal 2019, relatively flat compared to $131.2 million revenue for fiscal 2018.
In evaluating the individual performance of our named executive officers in February 2020, our Compensation Committee considered each executive officer’s contribution to, collaboration in, and management of the effort that went into our achievements in 2019. Although we did not achieve the revenue threshold required for a non-equity incentive plan payment, our Compensation

Committee determined that it would be in the company’s best interests and the best interests of our stockholders to pay our named executive officers for the extraordinary performance of achieving an adjusted EBITDA outcome that substantially exceeded our stretch goal. As we greatly improved profitability, substantially exceeding the maximum level of performance for adjusted EBITDA while revenue remained fairly steady, and each executive contributed significantly to our results, the Compensation Committee determined in its discretion that each of our named executive officers serving as of February 25, 2020 should receive a performance bonus of approximately 52.5% of the executive’s target annual performance bonus opportunity, based on 35% of the target bonus opportunity attributable to adjusted EBITDA under the plan paying out at the maximum 150% level, subject to the following adjustments for our CFO, COO and general counsel:

•
Mr. Cornetta was credited with the 52.5% achievement for the portion of 2019 that he served as our CFO, and 100% for his achievements during the portion of 2019 before his promotion to CFO when he was not subject to the executive officer plan. This resulted in a blended achievement level of the year of 64% of his target bonus.

•
Ms. Segovia was credited with the 52.5% achievement for the portion of 2019 that she served as our COO, and 76.25% for her achievements for the portion of 2019 before her promotion to COO when she was not subject to the executive officer plan. This resulted in a blended achievement level of the year of 64% of her target bonus.

•	Ms. Allen was credited with the 52.5% achievement above plus an upward adjustment to 83.3% of her target bonus reflecting her achievements during 2019.

Each named executive officer’s actual bonus payment, as a dollar amount and a percentage of the executive’s target annual performance bonus opportunity, as well as the target bonus amount on which the bonus was based, is shown in the table below.

Named Executive Officer	2019 Target Bonus	2019 Actual Bonus	Actual Bonus as % of Target Bonus
David J. Spitz	$411,000	$215,775	52.5%
Richard F. Cornetta	$102,816	$65,805	64.0%
Elizabeth Segovia	$128,200	$82,268	64.0%
Diana S. Allen	$120,000	$100,000	83.3%

For 2020, to continue to align the executive officers’ incentives with our emphasis on profitable revenue growth, total revenue is weighted at 50% of the potential payout, adjusted EBITDA is weighted at 30% of the potential payout, and specific corporate strategic objectives are weighted at 20% of the potential payout. For 2020, the strategic corporate objectives are net bookings growth, increase in proportion of revenue attributable to brands, and launching a new product. If the minimum total revenue metric is met, then the executive is eligible for the payout associated with the applicable performance level pre-established by the Compensation Committee for total revenue. If the minimum adjusted EBITDA metric is met, then the executive is eligible for the payout associated with the applicable performance level pre-established by the Compensation Committee for adjusted EBITDA. If any strategic objective is met, then the officer is eligible for the percentage of the strategic objective payout determined by the Compensation Committee based on the weightings of the strategic objectives determined by the Compensation Committee.

For the total revenue and adjusted EBITDA metrics: if the minimum level of performance pre-established by our Compensation Committee is achieved and the executive officer’s contribution to our company’s performance is positive, 50% of the target incentive payment will be payable to the named executive officer. If the target level of performance pre-established by the Compensation Committee is achieved and the executive officer’s contribution to our company’s performance was positive, 100% of the target incentive payment will be payable to the named executive officer. If the maximum level of performance pre-established by the Compensation Committee is achieved and the executive officer’s contribution to our company’s performance is positive, 200% of the target incentive payment will be payable to the named executive officer. Awards are calculated linearly for achievement between the performance thresholds and targets. No additional payment is available for achievement beyond the maximum threshold.

Equity-Based Incentive Awards
We believe that strong, long-term corporate performance is achieved with a corporate culture that encourages a long-term focus by our named executive officers through the use of stock-based awards. Beginning with the March 2020 merit equity grants, 50% of the equity awards are in the form of performance-based vesting restricted stock unit, or PSU, awards that are eligible for vesting only if we achieve pre-defined combined year over year revenue growth and adjusted EBITDA margin over a two-year performance period, calculated as total cumulative adjusted EBITDA during the performance period divided by total cumulative revenue during the performance period. For any PSUs to vest, revenue growth must be positive over the performance period. The level of achievement will be determined by our Compensation Committee in the first quarter of 2022, upon the completion of the audit of our financial statements for the year ending December 31, 2021. The Committee may make adjustments to the manner in which the achievement is determined as it deems equitable and appropriate to exclude the effect of unusual, non-recurring or infrequent matters, transactions or events affecting the company or its consolidated financial statements; changes in accounting principles, practices or policies or in tax laws or other laws or requirements; or other similar events, matters or changed circumstances. Each adjustment, if any, shall be made solely for the purpose of maintaining the intended economics of the award in light of changed circumstances to prevent the dilution or enlargement of the executive’s rights with respect to the PSUs.
If the pre-defined threshold performance is not achieved at the end of the performance period, the awards are forfeited. If the pre-defined threshold performance is achieved at the end of the performance period, the executive is eligible to receive 25% of the target number of PSUs, if the pre-defined target performance is achieved at the end of the performance period, the executive is eligible to receive 100% of the target number of PSUs, and if the pre-defined maximum performance is achieved at the end of the performance period, the executive is eligible to receive 150% of the target number of PSUs. If the pre-defined threshold, target, or maximum performance is achieved at the end of the two-year performance period, 50% of the eligible awards vest on the second anniversary of the grant date, subject to continued service with us through that date, and the other 50% is eligible to vest on the third anniversary of the grant date, subject to continued service with us through that date. 50% of the executives’ equity award grants in March 2020 were in the form of these performance-based PSUs, and 50% were in the form of service-based vesting RSUs that vest annually over the long-term (a four-year period), subject to continued service with us, and whose value is directly dependent on our stock price performance. These equity grants align long-term pay opportunities with the performance of our company and our stock price. Equity awards granted in previous years were in the form of service-based vesting stock options (50%) and RSU awards (50%) that vest annually over a four-year period, subject to continued service with us.
PSUs are a powerful tool for us to align the interests of our executives with our stockholders as the PSUs are only eligible for vesting upon achievement of pre-defined combined year over year revenue growth and adjusted EBITDA over a two-year performance period, and 50% of those that are eligible for vesting do not vest unless the executive remains employed with us for an additional year. Service-based vesting RSUs and legacy service-based vesting stock options also provide an important tool for us to retain our highly sought after named executive officers since the value of the awards is delivered to our named executive officers in annual installments (rather than monthly or quarterly installments) over a four-year period subject to continued service with us. We believe that, at this stage in our growth, this balance of performance-based vesting PSUs and service-based vesting RSUs aligns the interests of our named executive officers with the long-term interests of our stockholders, and provides incentives to our named executive officers to continue to build and grow our company.
Our Compensation Committee, in consultation with our CEO, determines the size and material terms of equity awards granted to our named executive officers, taking into account the role and responsibility of the named executive officer, competitive factors including competition for technology executives, market data, the size and value of long-term equity compensation already held by each executive officer and the vested percentage, the proportion between full value awards, such as RSUs, and PSUs and stock options held by each named executive officer, the total target cash compensation opportunity for each named executive officer, individual performance and retention objectives. We are thoughtful in the use of our equity pool and resulting dilution to our stockholders; our named executive officers are not guaranteed an equity award grant each year.
On February 18, 2019, our Compensation Committee approved the following equity grants to our executive officers serving at that time, other than Messrs. Cook and Wingo, and to Mr. Cornetta and Ms. Segovia, who were employed by us at that time but not yet serving as executive officers, pursuant to our 2013 Equity Incentive Plan, with 25% of the shares vesting on each of the first four anniversaries of the grant date, subject to the officer’s continued service with us. The grants were made March 1, 2019.

Named Executive Officer	Value of RSUs	Shares of Common Stock underlying RSUs	Value of Stock Options	Shares of Common Stock underlying Stock Options
David J. Spitz	$450,000	33,507	$450,000	87,898
Richard F. Cornetta	$77,000	5,733	$77,000	15,040
Elizabeth Segovia	$250,000	18,615	$250,000	48,832
Diana S. Allen	$250,000	18,615	$250,000	48,832

In addition, in connection with the promotions of Mr. Cornetta to CFO and Ms. Segovia to COO, our Compensation Committee approved the additional equity grants below to Mr. Cornetta on June 1, 2019 and to Ms. Segovia on August 13, 2019.

Named Executive Officer	Value of RSUs	Shares of Common Stock underlying RSUs	Value of Stock Options	Shares of Common Stock underlying Stock Options
Richard F. Cornetta	$200,000	21,030	$200,000	59,881
Elizabeth Segovia	$125,000	13,661	$125,000	39,600

In each of the tables above, the value of the RSUs and stock options to be granted is converted into a number of shares of common stock based on the closing price per share of our common stock two business days before the grant date. The grant date fair values of these awards, which differs slightly from the dollar amounts in the table above due to changes in the stock price of our common stock between two business days before the grant date and the grant date, are set forth in the “Grants of Plan-Based Awards in 2019” table below under the column “Grant Date Fair Value of Stock and Option Awards.”
When Mr. Wingo was serving as executive chairman, he was compensated for his service on our board of directors with equity awards in the same manner and on the same terms as grants to non-employee directors under our director compensation policy. See “Director Compensation” below.
Since our IPO in 2013, we have granted all equity awards pursuant to our 2013 Equity Incentive Plan. We granted options to executive officers through 2019. All options were granted with a per share exercise price equal to no less than the fair market value of a share of our common stock on the date of grant of each award and generally have a term of no more than ten years from the date of grant, subject to earlier termination upon a termination of the holder’s service with our company except to the extent our executive officer’s severance and change in control agreement described in “Severance and Change in Control Benefits” below applies. Restricted stock unit awards represent the right to be issued shares of company stock upon vesting of the award and generally terminate upon termination of the holder’s service with our company except to the extent our executive officer’s severance and change in control agreement described in “Severance and Change in Control Benefits” below applies.
OTHER FEATURES OF OUR EXECUTIVE COMPENSATION PROGRAM
Share Ownership Guidelines and Policies
In January 2016, our Board adopted share ownership guidelines for our directors and executive officers. We believe these guidelines help align the interests of our executives with those of our stockholders and may act as a risk mitigation device.
The share ownership guidelines are based on a multiple of base salary or annual cash retainer. Under the guidelines, our chief executive officer is required to own shares of our common stock with a value equal to at least three times the executive’s annual base salary. Each of our other executives is required to own shares of our common stock with a value equal to at least one times the executive’s annual base salary. Each non-employee director is required to own shares of our common stock with a value equal to at least three times the director’s annual cash retainer for Board service, including cash retainers for committee service.
For purposes of these guidelines, “ownership” includes all shares of our common stock that are non-derivative securities reported as beneficially owned on the individual’s most recent report filed under Section 16 of the Exchange Act, as well as shares underlying RSU awards and vested in-the-money stock options, which are valued at their intrinsic in-the-money value. Shares underlying vested in-the-money stock options are counted net of the number of shares needed to pay the aggregate exercise price for such vested shares.
There is no specific time period within which the individual must attain the applicable stock ownership targets under the guidelines. The guidelines also require our chief executive officer, other executive officers and non-employee members of our Board to retain at least twenty-five percent of the net “after tax” shares obtained by the exercise of any stock options or vesting of any other company stock awards until the individual meets our prescribed ownership guidelines. Compliance is assessed annually. All of our executive officers and non-employee members of our Board are in compliance with our current ownership and holding requirements.
Policy Regarding Hedging, Pledging and Short Sales In Our Common Stock
In addition to our share ownership guidelines, our executive officers and directors are also subject to our insider trading and window period policy, which prohibits all employees and directors from engaging in short sales, transactions in put or call options, hedging transactions, margin accounts, pledging or other inherently speculative transactions with respect to our stock. We maintain this policy because hedging transactions, which might be considered short-term bets on the movements of our stock, could create the appearance that the person is trading on inside information. In addition, transactions in options may also focus the person’s attention on short-term performance at the expense of our long-term objectives. We believe this policy serves to further align the interests of our employees, executives and directors with our stockholders’ interests.
Compensation Recovery (“Clawback”) Policy
As a public company, if we are required to restate our financial results due to our material noncompliance with any financial reporting requirements under the federal securities laws as a result of misconduct, our CEO and CFO may be legally required to reimburse us for any bonus or other incentive-based or equity-based compensation they receive in accordance with the provisions of section 304 of the Sarbanes-Oxley Act of 2002. The Compensation Committee has extended the provisions of section 304 to apply to all of our executive officers. Additionally, we intend to implement a Dodd-Frank Act-compliant compensation recovery, or clawback, policy as soon as, and to the extent that, the requirements are finalized by the SEC.
Welfare and Health Benefits
Our named executive officers are eligible to participate in all of our benefit plans, including the 401(k) plan (see the section “401(k) Plan” below), medical, dental, vision, short-term disability, long-term disability and group life insurance, in each case on the same basis as other employees. We do not have qualified or nonqualified defined benefit plans or deferred compensation plans, nor do we offer pension or other retirement benefits other than our 401(k) plan. Our Board may elect to adopt such plans in the future if it determines that doing so is in our best interests, in each case on the same basis as other employees.
Perquisites and Other Benefits
We do not offer perquisites or personal benefits to our named executive officers.
401(k) Plan
We maintain a 401(k) profit sharing plan, or 401(k) plan, for our employees. Our named executive officers are eligible to participate in the 401(k) plan on the same basis as our other employees. The 401(k) plan is intended to qualify as a tax-qualified plan under Section 401(k) of the Internal Revenue Code, or the Code. The 401(k) plan provides that each participant may contribute up to 7% of the participant’s compensation. Participants who are 50 years old or older can also make “catch-up” contributions, which in calendar year 2019 was up to an additional $6,000 above the statutory limit. Our Board provided a match during 2019 of 50% of participant contributions, up to 6% of the participant’s compensation, for a total match equal to up to 3% of a participant’s compensation. Participant contributions are held and invested, pursuant to the participant’s instructions, by the plan’s trustee.
Agreements with our Named Executive Officers
Each of our named executive officers signed offer letters of employment when the executive joined our company. Each of these agreements established the named executive officer’s starting base salary, initial target annual performance bonus opportunity and initial equity grant. These individuals’ base salaries, annual performance bonus opportunities and equity awards are reviewed annually by our Compensation Committee and have subsequently been increased, most recently to the amounts described above in this Compensation Discussion and Analysis.
Severance and Change in Control Benefits
We believe that reasonable severance benefits for our named executive officers are important because it may be difficult for them to find comparable employment within a short period of time following termination of employment. We also believe that it is important to protect our named executive officers in the event of a change in control transaction involving our company, as a result of which such officers might have their employment terminated. In addition, we believe that the interests of management should be aligned with those of our stockholders as much as possible, and we believe that providing protection upon a change in control is an appropriate counter to any disincentive the officers might otherwise perceive in regard to transactions that may be in the best interests of our stockholders.

Each of our named executive officers, other than Mr. Wingo, has entered into an Executive Severance and Change in Control Letter Agreement, or the Letter Agreements, as amended, under which our named executive officers are eligible to receive severance payments and benefits upon a termination of employment by us in connection with a change in control or other than for cause or by the executive for good reason, in each case as defined in the Letter Agreements. Such payments and benefits include (i) base salary continuation for up to 12 months (24 months for Mr. Spitz, our CEO, in the event of termination in connection with a change in control), (ii) payments for continuation of coverage under COBRA for up to 12 months (18 months for Mr. Spitz in the event of termination in connection with a change in control), (iii) a pro-rata portion of the executive’s annual bonus for the performance period in which the termination occurs and (iv) accelerated vesting of unvested equity awards (full vesting acceleration for termination in connection with a change in control, and one quarter vesting acceleration for termination not in connection with a change in control). For unvested equity awards granted before December 31, 2018, the Letter Agreements for our named executive officers other than Ms. Segovia also provide for vesting acceleration upon the executive’s continued service for 12 months following a change in control transaction.
Our Compensation Committee periodically reviews the severance and change in control payments and benefits that we offer, including by reference to market data, to ensure they remain appropriately structured and at reasonable levels. The Compensation Committee believes that severance and change in control protection payments and benefits are necessary to provide stability among our executive officers, serve to focus our executive officers on our business operations, and avoid distractions in connection with a potential change in control transaction or period of uncertainty.
A more detailed description of the Letter Agreements and each of our named executive officer payment and benefit levels thereunder is provided below under “Potential Payments upon Termination or Change in Control.”
Accounting Considerations
Under Financial Accounting Standard Board ASC Topic 718, or ASC 718, we are required to estimate and record an expense for each award of equity compensation over the vesting period of the award. We record share-based compensation expense on an ongoing basis according to ASC 718. Our Compensation Committee has considered, and may consider in the future, the grant of other types of stock awards to our executive officers in lieu of or in addition to performance-based vesting restricted stock unit awards and service-based vesting restricted stock units in light of the accounting impact of ASC 718 and other considerations.
Risk Assessment Concerning Compensation Practices and Policies
Our Compensation Committee has reviewed our compensation policies and practices to assess whether they encourage our employees to take inappropriate risks. After reviewing and assessing our compensation philosophy, policies and practices, including the mix of fixed and variable, short- and long-term incentives and overall pay, incentive plan structures, and the checks and balances built into, and oversight of, each plan and practice, our Compensation Committee has determined that any risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on our company as a whole.
Further, our Compensation Committee believes that the mix and design of the elements of executive compensation do not encourage management to assume excessive risks; the mix of short-term compensation (in the form of base salary and an annual performance bonus opportunity, if any, which is based on a variety of performance factors), and long-term compensation prevents undue focus on short-term results and helps align the interests of our executive officers with the interests of our stockholders.

SUMMARY COMPENSATION TABLE
The following table sets forth information regarding compensation for our named executive officers for the year ended December 31, 2019.

Name and Principal Position	Year	Salary ($)	Bonus (1) ($)	Stock Awards (2) ($)	Option Awards (1) ($)	Non-Equity Incentive Plan Compensation (3) ($)	All Other Compensation (4) ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(i)	(j)
David J. Spitz	2019	$411,000	$215,775	$436,931	$441,785	—	$8,400	$1,513,891
Chief Executive	2018	$411,000	—	$456,133	$464,516	$369,196	$8,250	$1,709,095
Officer (5)	2017	$409,167	—	$738,990	$745,213	—	$9,000	$1,902,370
Richard F. Cornetta	2019	$257,667	$65,805	$268,234	$268,096	—	$7,157	$866,959
Chief Financial
Officer (6)
Mark E. Cook	2019	$137,500	—	—	—	—	$528,498	$665,998
Former Chief	2018	$327,917	—	$106,430	$106,922	$148,217	$4,919	$694,405
Financial Officer (7)	2017	$321,667	—	$349,996	$349,927	—	$6,884	$1,028,474
Elizabeth Segovia	2019	$287,180	$82,268	$367,738	$373,067	—	$8,400	$1,118,653
Chief Operating
Officer (8)
Diana S. Allen	2019	$298,333	$100,000	$242,740	$248,051	—	$8,400	$897,524
General Counsel	2018	$285,833	—	$195,114	$201,346	$106,896	$8,250	$797,439
and Secretary	2017	$275,883	$57,500	$124,997	$124,973	—	$6,650	$590,003
M. Scot Wingo	2019	$115,064	—	$145,644	—	—	$4,167	$264,875
Former Executive	2018	$125,000	—	$153,388	—	—	—	$278,388
Chairman (9)	2017	$125,000	—	$148,599	—	—	—	$273,599
_________________________

(1)
Amounts shown in the “Bonus” column represent discretionary bonuses paid. As described in the “Compensation Discussion and Analysis” above, for 2019 our Compensation Committee determined that it would be in the company’s best interests and the best interests of our stockholders to pay our named executive officers for the extraordinary performance of achieving an adjusted EBITDA outcome that substantially exceeded our stretch goal.

(2)
Amounts listed in columns (e) (for restricted stock units) and (f) (for options) represent the aggregate grant date fair value of equity awards granted during the years shown as measured pursuant to ASC Topic 718 as stock-based compensation in our consolidated financial statements. Unlike the calculations contained in our financial statements, this calculation does not give effect to any estimate of forfeitures related to service-based vesting but assumes that the executive will perform the requisite service for the award to vest in full. The assumptions we used in valuing equity awards are described in Note 2 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

(3)
Amounts shown in the “Non-Equity Incentive Plan” column represent the amounts earned and payable under our annual cash bonus plan for the indicated year. As described in the “Compensation Discussion and Analysis” above, for 2019 the minimum revenue level contemplated by the non-equity incentive plan was not achieved, such that no amount was payable under the plan.

(4)
Consists of company contributions to the officer’s 401(k) plan. For Mr. Cook only, includes an additional amount of $526,340 pursuant to his Executive Severance and Change in Control Agreement in connection with his separation from service during 2019. The components of this amount are set forth below in the table under the caption “Potential Payments and Benefits to Named Executive Officers upon Termination of Employment or Change in Control.” For Mr. Wingo only, the amount for 2019 represents a prorated portion of his board service cash retainer for December 2019.

(5)	Mr. Spitz is also a member of our Board of Directors. Mr. Spitz does not receive any additional compensation in his capacity as a director.

(6)
Mr. Cornetta was promoted to chief financial officer effective May 9, 2019. Amounts set forth in the table above represent all compensation paid to Mr. Cornetta during 2019, including the period before his promotion.

(7)	Mr. Cook was employed by us through May 31, 2019.

(8)
Ms. Segovia was promoted to chief operating officer effective August 7, 2019. Amounts set forth in the table above represent all compensation paid to Ms. Segovia during 2019, including the period prior to her promotion.

(9)
Mr. Wingo served as our executive chairman until December 2, 2019. Amounts in the “Salary” column for 2019 represent salary paid for service through this date. As described in note (4) above, Mr. Wingo was paid a prorated cash retainer for his service as a director following the date of his ceasing to serve as executive chairman. Amounts in the “Stock Awards” column represent the value of RSU awards for his service as executive chairman, which amounts are the same as for RSU awards to our other non-employee directors, as described below under “Director Compensation.”

GRANTS OF PLAN-BASED AWARDS

The following table shows for fiscal 2019 certain information regarding grants of plan-based awards to our named executive officers:
GRANTS OF PLAN-BASED AWARDS IN 2019

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
David J. Spitz	2/18/2019	$133,575	$411,000	$616,500	—	—	—	—
	3/1/2019	—	—	—	33,507	—	—	$436,931
	3/1/2019	—	—	—	—	87,898	$13.04	$441,785
Richard F. Cornetta	3/1/2019	—	—	—	5,733	—	—	$74,758
(3)	3/1/2019	—	—	—	—	15,040	$13.04	$74,586
	6/1/2019	$39,000	$120,000	$180,000	—	—	—	—
	6/1/2019	—	—	—	21,030	—	—	$193,476
	6/1/2019	—	—	—	—	59,881	$9.20	$193,510
Mark E. Cook (4)	2/18/2019	$53,625	$165,000	$247,500	—	—	—	—
Elizabeth Segovia	3/1/2019	—	—	—	18,615	—	—	$242,740
(5)	3/1/2019	—	—	—	—	48,832	$13.04	$248,051
	8/7/2019	$52,813	$162,500	$243,750	—	—	—	—
	8/13/2019	—	—	—	13,661	—	—	$124,998
	8/13/2019	—	—	—	—	39,600	$9.15	$125,017
Diana S. Allen	2/18/2019	$39,000	$120,000	$180,000	—	—	—	—
	3/1/2019	—	—	—	18,615	—	—	$242,740
	3/1/2019	—	—	—	—	48,832	$13.04	$248,051
M. Scot Wingo	3/1/2019	—	—	—	11,169	—	—	$145,644
_________________________

(1)
Non-equity incentive plan awards represent the threshold, target and maximum amounts of cash incentive compensation payable under our annual cash bonus plan. Threshold payment amounts assume only the attainment of the minimum revenue goal and pay out at 50% of the target incentive for the 65% weighting of the payment payable based on achieving the minimum revenue goal. Target payment amounts reflect 100% of the annual target incentive and assume goal attainment of 100% of the target annual goals. Maximum payment amounts reflect the annual payment cap of 150% of the annual target incentive, which assumes the attainment of the maximum annual goals. For additional information regarding the annual cash bonus plan for 2019, see “Compensation Discussion and Analysis-Executive Bonus Program-Annual Performance Bonuses” above.

(2)
For named executive officers other than Mr. Wingo, the RSUs and options granted vest in four annual installments beginning on the first anniversary of the grant date, subject to the officer’s continued service through each applicable vesting date. For Mr. Wingo, the RSUs vest in full on the first anniversary of the grant date, subject to his continued service through the vesting date.

(3)
Mr. Cornetta was promoted to chief financial officer effective May 9, 2019. The Non-Equity Incentive Plan Awards amounts reflect the amounts Mr. Cornetta would have been eligible for if he had served in the role the entire year.

(4)
Mr. Cook served as chief financial officer until May 9, 2019. Under the terms of his executive severance and change in control letter agreement, Mr. Cook was paid a prorated portion of his target annual incentive for 2019.

(5)
Ms. Segovia was promoted to chief operating officer effective August 7, 2019. The Non-Equity Incentive Plan Awards amounts reflect the amounts Ms. Segovia would have been eligible for if she had served in the role the entire year.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END
The following table provides information about outstanding stock options and restricted stock unit awards held by each of our named executive officers at December 31, 2019. None of our named executive officers held any stock awards that would be classified as equity incentive plan awards at the end of 2019. As described above under “Compensation Discussion and Analysis,” we granted PSUs during 2020 that will be classified as equity incentive plan awards for purposes of this table as of December 31, 2020.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2019

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested (1)

David J. Spitz	16,533	—		$2.24	3/1/2020	11,550	$104,412	(9)
	87,675	—		$2.24	9/30/2020	35,700	$322,728	(10)
	86,843	—		$2.24	8/29/2021	23,037	$208,254	(11)
	31,250	—		$8.64	10/18/2022	33,507	$302,903	(12)
	62,499	—		$8.80	3/8/2023
	250,000	—		$10.02	5/4/2025
	87,450	29,150	(2)	$10.75	3/1/2026
	88,674	88,675	(3)	$10.35	3/6/2027
	19,164	57,493	(4)	$14.85	6/1/2028
	—	87,898	(5)	$13.04	3/1/2029
Richard F. Cornetta	5,000	—		$35.39	11/11/2023	7,126	$64,419	(13)
	17,698	17,699	(3)	$10.35	3/6/2027	2,559	$23,133	(14)
	2,129	6,388	(4)	$14.85	6/1/2028	5,733	$51,826	(15)
	—	15,040	(5)	$13.04	3/1/2029	21,030	$190,111	(16)
	—	59,881	(6)	$9.20	6/1/2029
Mark E. Cook	54,371	—		$11.38	5/31/2021
	41,997	—		$10.35	5/31/2021
	4,471	—		$14.85	5/31/2021
Elizabeth Segovia	38,605	38,606	(7)	$8.70	11/7/2027	17,241	$155,859	(17)
	7,452	22,359	(4)	$14.85	6/1/2028	8,959	$80,989	(18)
	—	48,832	(5)	$13.04	3/1/2029	18,615	$168,280	(19)
	—	39,600	(8)	$9.15	8/13/2029	13,661	$123,495	(20)
Diana S. Allen	15,000	—		$9.90	4/13/2025	3,475	$31,414	(9)
	26,250	8,750	(2)	$10.75	3/1/2026	6,039	$54,593	(21)
	14,999	14,999	(3)	$10.35	3/6/2027	9,855	$89,089	(22)
	8,198	24,594	(4)	$14.85	6/1/2028	18,615	$168,280	(23)
	—	48,832	(5)	$13.04	3/1/2029
M. Scot Wingo						11,169	$100,968	(9)
________________________

(1)	Market value of restricted stock units that have not vested is based on $9.04 per share, the closing price of our common stock on the NYSE on December 31, 2019, the last business day of fiscal 2019.

(2)	The unvested shares underlying this option vested March 1, 2020.

(3)	The unvested shares underlying this option vest in two equal annual installments through March 6, 2021, subject to the officer’s continued service through each applicable vesting date.

(4)	The unvested shares underlying this option vest in three equal annual installments through June 1, 2022, subject to the officer’s continued service through each applicable vesting date.

(5)	The unvested shares underlying this option vest in four equal annual installments through March 1, 2023, subject to the officer’s continued service through each applicable vesting date.

(6)	The unvested shares underlying this option vest in four equal annual installments through June 1, 2023, subject to the officer’s continued service through each applicable vesting date.

(7)	The unvested shares underlying this option vest in two equal annual installments through November 7, 2021, subject to the officer’s continued service through each applicable vesting date.

(8)	The unvested shares underlying this option vest in four equal annual installments through August 13, 2023, subject to the officer’s continued service through each applicable vesting date.

(9)	Vested in full on March 1, 2020.

(10)	Vests as to 17,850 shares on each of March 6, 2020 and March 6, 2021, subject to the officer’s continued service through each applicable vesting date.

(11)	Vests as to 7,679 shares on each of June 1, 2020, June 1, 2021 and June 1, 2022, subject to the officer’s continued service through each applicable vesting date.

(12)	Vests as to 8,376 shares on each of March 1, 2020, March 1, 2021, March 1, 2022 and March 1, 2023, subject to the officer’s continued service through each applicable vesting date.

(13)	Vests as to 3,563 shares on each of March 6, 2020 and March 6, 2021, subject to the officer’s continued service through each applicable vesting date.

(14)	Vests as to 853 shares on each of June 1, 2020, June 1, 2021 and June 1, 2022, subject to the officer’s continued service through each applicable vesting date.

(15)	Vests as to 1,433 shares on each of March 1, 2020, March 1, 2021, March 1, 2022 and March 1, 2023, subject to the officer’s continued service through each applicable vesting date.

(16)	Vests as to 5,257 shares on each of June 1, 2020, June 1, 2021, June 1, 2022 and June 1, 2023, subject to the officer’s continued service through each applicable vesting date.

(17)	Vests as to 8,620 shares on each of November 7, 2020 and November 7, 2021, subject to the officer’s continued service through each applicable vesting date.

(18)	Vests as to 2,986 shares on each of June 1, 2020, June 1, 2021 and June 1, 2022, subject to the officer’s continued service through each applicable vesting date.

(19)	Vests as to 4,653 shares on each of March 1, 2020, March 1, 2021, March 1, 2022 and March 1, 2023, subject to the officer’s continued service through each applicable vesting date.

(20)	Vests as to 3,415 shares on each of August 13, 2020, August 13, 2021, August 13, 2022 and August 13, 2023, subject to the officer’s continued service through each applicable vesting date.

(21)	Vests as to 3,019 shares on each of March 6, 2020 and March 6, 2021, subject to the officer’s continued service through each applicable vesting date.

(22)	Vests as to 3,285 shares on each of June 1, 2020, June 1, 2021 and June 1, 2022, subject to the officer’s continued service through each applicable vesting date.

(23)	Vests as to 4,653 shares on each of March 1, 2020, March 1, 2021, March 1, 2022 and March 1, 2023, subject to the officer’s continued service through each applicable vesting date.

OPTION EXERCISES AND STOCK VESTED
The following table shows for fiscal 2019 certain information regarding stock vested during the last fiscal year with respect to our named executive officers. None of our named executive officers exercised any stock options during 2019.
STOCK VESTED IN FISCAL 2019

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
David J. Spitz	11,550	$ 150,612 (1)
	17,850	$ 226,517 (2)
	62,500	$ 738,750 (3)
	7,679	$ 70,647 (4)
Richard F. Cornetta	7,563	$ 95,974 (2)
	853	$ 7,848 (4)
	6,464	$ 63,153 (5)
Mark E. Cook	8,454	$ 107,281 (2)
	18,268	$ 168,066 (4)
Elizabeth Segovia	2,986	$ 27,471 (4)
	8,621	$ 80,520 (6)
Diana S. Allen	3,475	$ 45,314 (1)
	3,019	$ 38,311 (2)
	5,625	$ 67,725 (7)
	3,284	$ 30,213 (4)
M. Scot Wingo	16,949	$ 221,015 (1)
________________________

(1)	The value realized is based on $13.04 per share, the closing price of our common stock on the NYSE on March 1, 2019.

(2)	The value realized is based on $12.69 per share, the closing price of our common stock on the NYSE on March 6, 2019.

(3)	The value realized is based on $11.82 per share, the closing price of our common stock on the NYSE on May 4, 2019.

(4)	The value realized is based on $9.20 per share, the closing price of our common stock on the NYSE on May 31, 2019.

(5)	The value realized is based on $9.77 per share, the closing price of our common stock on the NYSE on November 5, 2019.

(6)	The value realized is based on $9.34 per share, the closing price of our common stock on the NYSE on November 7, 2019.

(7)	The value realized is based on $12.04 per share, the closing price of our common stock on the NYSE on April 12, 2019.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
As discussed in the “Compensation Discussion and Analysis” above, we entered into a severance and change in control agreement with each of our named executive officers other than Mr. Wingo, who was one of our co-founders.

Under the executive severance and change in control letter agreements between us and the applicable named executive officer, as amended to date, if the officer is terminated by us other than for cause, or resigns for good reason, in each case as defined in the agreement, the officer will receive a lump-sum severance payment equal to the sum of 1) six months of then-current base salary, plus an additional one month of base salary for each year of service, up to a maximum of 12 months of base salary, and 2) a prorated share of any then-current variable compensation calculated at 100% achievement of objectives for the period from the beginning of the calendar year to the date of termination. In such cases, the officer would also be entitled to have us pay their COBRA medical and dental insurance premiums for up to 12 months or, if earlier, until the officer gains new employment. Additionally, each officer would be entitled to three months of acceleration of vesting for all outstanding and unvested stock options and restricted stock units and the extension of the exercise period for all unexercised stock options until two years after the termination date. We had the same form of executive severance and change in control letter agreement, as amended, with Mr. Cook, who served as our chief financial officer until May 9, 2019.
If there is a change in control transaction involving our company, and, within the period beginning two months before and ending one year after the closing of the change in control transaction, we or the acquiring entity terminate the officer’s employment other than for cause, or the officer resigns for good reason, each officer would be entitled to full acceleration of vesting for all outstanding and unvested stock options and restricted stock units, and each officer other than Mr. Spitz would receive each of the payments described above. Mr. Spitz would receive a lump-sum severance payment equal to the sum of 1) 24 months of his then-current base salary, and 2) a prorated share of any of his then-current variable compensation calculated at 100% achievement of objectives for the period from the beginning of the calendar year to the date of termination. He would also be entitled to have us pay his COBRA medical and dental insurance premiums for up to 18 months or, if earlier, until he gains new employment.
In the event of a change in control transaction that does not result in the termination of Mr. Spitz’s employment within one year thereafter, Mr. Spitz would be entitled to full acceleration of his outstanding and unvested stock options and restricted stock units granted before December 31, 2018. With respect to Ms. Allen and Mr. Cornetta, in the event of a change in control transaction that does not result in the termination of the officer’s employment within one year thereafter, the officer would be entitled to one year of acceleration of the officer’s outstanding and unvested stock options and restricted stock units granted before December 31, 2018.
Receipt of the benefits described above upon the officer’s termination of employment is contingent upon the officer signing a release of claims against us.

Potential Payments and Benefits to Named Executive Officers upon Termination of Employment or Change in Control
The following table shows estimated payments that would be made to each named executive officer in the event of a termination of employment or change in control, or both, assuming, with the exception of Mr. Cook, the applicable event occurred on December 31, 2019. With respect to equity awards, with the exception of Mr. Cook, the calculations assume the closing price of our common stock of $9.04 per share on December 31, 2019. With respect to Mr. Cook, the calculations assume the event occurred on May 31, 2019, the date his employment ended. The closing price of our common stock on May 31, 2019 was $9.20 per share. In addition to receiving three months of vesting acceleration for his outstanding restricted stock units, Mr. Cook received three months of accelerated vesting of his outstanding stock options; however, all of his outstanding stock options had exercise prices in excess of $9.20 per share, and therefore no amounts are included in the table below for Mr. Cook with respect to the value of acceleration of vesting for his stock options.

	Termination Other than For Cause or Resignation for Good Reason Without Change in Control ($)		Termination Without Cause or Resignation for Good Reason With Change in Control ($)		Change in Control Not Involving Termination within One Year (Vesting acceleration of equity granted before December 31, 2018)
Name	Type of Payment	Amount	Type of Payment	Amount
David J. Spitz	Base salary (12 months)	$411,000	Base salary (24 months)	$822,000
	Incentive payment (target)	$411,000	Incentive payment (target)	$411,000
	Vesting acceleration (1 quarter)	$341,502	Vesting acceleration (100%)	$938,298	100%	$635,394
	COBRA premium (12 months)	$23,159	COBRA premium (18 months)	$34,739
	TOTAL	$1,186,661	TOTAL	$2,206,037
Richard F.	Base salary (12 months)	$280,000	Base salary (12 months)	$280,000
Cornetta	Incentive payment (target)	$120,000	Incentive payment (target)	$120,000
	Vesting acceleration (1 quarter)	$92,694	Vesting acceleration (100%)	$466,356	1 year	$39,921
	COBRA premium (12 months)	$23,159	COBRA premium (12 months)	$23,159
	TOTAL	$515,853	TOTAL	$889,515
Elizabeth	Base salary (8 months)	$216,667	Base salary (8 months)	$216,667
Segovia	Incentive payment (target)	$162,500	Incentive payment (target)	$162,500
	Vesting acceleration (1 quarter)	$42,070	Vesting acceleration (100%)	$541,749
	COBRA premium (12 months)	$12,676	COBRA premium (12 months)	$12,676
	TOTAL	$433,913	TOTAL	$933,592
Diana S. Allen	Base salary (12 months)	$300,000	Base salary (12 months)	$300,000
	Incentive payment (target)	$120,000	Incentive payment (target)	$120,000
	Vesting acceleration (1 quarter)	$100,780	Vesting acceleration (100%)	$343,375	1 year	$88,407
	COBRA premium (12 months)	$6,285	COBRA premium (12 months)	$6,285
	TOTAL	$527,065	TOTAL	$769,660
Mark E. Cook	Base salary (10 months)	$275,000	Base salary (10 months)	$275,000
	Incentive payment (5 months at target)	$68,750	Incentive payment (5 months at target)	$68,750
	Vesting acceleration (1 quarter)	$168,066	Vesting acceleration (100%)	$373,079	1 year	$262,329
	COBRA premium (12 months)	$14,524	COBRA premium (12 months)	$14,524
	TOTAL	$526,340	TOTAL	$731,353
Option Repricings
We did not engage in any repricings or other modifications or cancellations with respect to the outstanding equity awards held by or granted to our named executive officers during the fiscal year ended December 31, 2019.

CEO PAY RATIO DISCLOSURE

Beginning with this proxy statement, the Dodd-Frank Wall Street Reform and Consumer Protection Act and the related Securities and Exchange Commission rules require us to disclose to our stockholders the ratio of the total annual compensation of our CEO to the total annual compensation of our median employee. We employ approximately 650 individuals located primarily in the United States and Europe with less significant representation in Australia. In determining the median employee, we included our global employee population as of December 31, 2019. The median employee compensation was identified first using a consistently applied compensation measure of target annual compensation for fiscal 2019, calculated using internal human resources records, consisting of base salary, variable incentive compensation, company contributions to the employee’s 401(k) plan, and grant date fair value of equity awards. Unlike the calculations contained in our financial statements, this calculation does not give effect to any estimate of forfeitures related to service-based vesting but instead assumes that the employee will perform the requisite service for the award to vest in full. As allowed under Securities and Exchange Commission rules, base pay was annualized for full-time or part-time permanent employees hired during fiscal 2019 to reflect a full year of service. We selected the median employee to determine the required ratio by:

•	Calculating the compensation of all of our employees except the CEO based on the consistently applied measure of target annual compensation as described above;

•	Determining the median employee from our employee population based on this consistently applied compensation measure; and

•
Identifying the ten employees whose target annual compensation was situated above and below this median and calculating total annual compensation for this subset of employees using the same methodology we use for our named executive officers as set forth in the fiscal 2019 Summary Compensation Table in this proxy statement in accordance with Item 402 of Regulation S-K (the “Item 402 Rules”), excluding any employee who had anomalous compensation characteristics, to ensure that our selected median employee reflects our population as a whole and support the reasonableness of our consistently applied compensation measure.

We calculated the total annual compensation of our CEO and of the median employee using the Item 402 Rules. The total annual compensation for our CEO for fiscal 2019 was $1,513,891, the total annual compensation for the median employee was $97,305 and the resulting ratio of these amounts is 16 to 1.

This pay ratio is a reasonable estimate calculated in a manner consistent with the Securities and Exchange Commission Item 402 Rules based on our payroll and employment records and the methodology described above. Because the Securities and Exchange Commission Item 402 Rules for identifying the median-compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices, the amount of compensation of the median-compensated employee and the pay ratio reported by other companies may not be comparable to our estimates reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

DIRECTOR COMPENSATION
SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION
The following table sets forth information regarding compensation earned for service on our Board during fiscal 2019 by our non-employee directors, other than Mr. Wingo, currently a non-employee director who served as our executive chairman until December 2, 2019. During his service as executive chairman, Mr. Wingo received the same equity grant as the non-employee directors but did not receive any cash compensation for his services as a director. Beginning December 2, 2019, Mr. Wingo earned cash compensation for service as a director consistent with that of the other non-employee directors. Because Mr. Wingo is a named executive officer for 2019, his total compensation, including amounts paid in respect of his service as a director, is set forth above under “Executive Compensation—Summary Compensation Table” in accordance with SEC rules. Mr. Spitz, our chief executive officer, was also a director but did not receive any additional compensation for his services as a director. Mr. Spitz’s compensation is set also forth above under “Executive Compensation—Summary Compensation Table.”

DIRECTOR COMPENSATION FOR FISCAL 2019

Name	Fees Earned or Paid in Cash ($)	Stock Awards (1)($)	Total ($)
Timothy J. Buckley (2)	$79,500	$145,644	$225,144
Joseph L. Cowan (3)	$58,000	$145,644	$203,644
Janet R. Cowell (3)	$62,250	$145,644	$207,894
Marc E. Huffman (3)	$55,000	$145,644	$200,644
Timothy V. Williams (4)	$73,750	$145,644	$219,394
________________________

(1)
This column reflects the full grant date fair value for RSUs granted during the year as measured pursuant to ASC Topic 718 as stock-based compensation in our consolidated financial statements. Unlike the calculations contained in our financial statements, this calculation does not give effect to any estimate of forfeitures related to service-based vesting but assumes that the director will perform the requisite service for the award to vest in full. The assumptions we used in valuing the RSUs are described in Note 2 to our audited consolidated financial statements included in our Annual Report on Form 10-K for fiscal 2019. The number of shares underlying the RSUs was calculated based on a value of $150,000 and the closing price of our common stock on February 27, 2019, two business days before the March 1, 2019 grant date.

(2)	As of December 31, 2019, Mr. Buckley had 6,250 options outstanding, all of which were exercisable. In addition, Mr. Buckley held 11,169 restricted stock units that vested on March 1, 2020.

(3)	As of December 31, 2019, the director held 11,169 restricted stock units that vested on March 1, 2020.

(4)	As of December 31, 2019, Mr. Williams had 15,625 options outstanding, all of which were exercisable. In addition, Mr. Williams held 11,169 restricted stock units that vested on March 1, 2020.
SUMMARY OF DIRECTOR COMPENSATION PROGRAM
Non-employee directors are compensated for Board of Directors service through a combination of cash retainer and grants of restricted stock units. We also reimburse directors for expenses incurred in serving as a director. Directors who are also employed by us are not separately compensated for their service on the Board of Directors.

Once each fiscal year, we grant each non-employee director a restricted stock unit award having a value equal to $150,000 based on the closing price per share of our common stock two business days before the grant date, with each award vesting in full on the first anniversary of the grant, subject to continued service. If there is a change in control, as defined in the 2013 Equity Incentive Plan, and the director’s service with the company as a director is terminated in connection with the change in control, any unvested awards will vest in full on the termination date.

In fiscal 2019, non-employee directors were eligible for the following annual cash retainers: $50,000 for service as a member of the Board, $12,500 for service as lead independent director, $20,000 for service as Audit Committee chair, $10,000 for service as Compensation Committee chair, $6,000 for service as Nominating and Corporate Governance Committee chair, $7,000 for service as a member of the Audit Committee, $5,000 for service as a member of the Compensation Committee, and $3,000 for service as a member of the Nominating and Corporate Governance Committee. Each committee chair receives the retainer for service as chair in lieu of the retainer for committee membership. As of January 21, 2020, the annual cash retainer for service as chairman of the Board is $30,000.
SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
The following table shows information regarding our equity compensation plans as of December 31, 2019.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)(1)	(c)(2)
Equity compensation plans approved by security holders	4,283,412	$5.37	2,608,909
Equity compensation plans not approved by security holders	—	—	—
Total	4,283,412		2,608,909
_________________________

(1)
The calculation of the weighted-average exercise price of the outstanding options and rights includes 2,086,646 shares included in column (a) that are issuable upon the vesting of restricted stock units, which have no exercise price. Excluding the restricted stock units, the weighted-average exercise price of the outstanding options would be $10.47.

(2)	Pursuant to the terms of our 2013 Equity Incentive Plan, an additional 1,403,873 shares were added to the number of available shares effective January 1, 2020.
TRANSACTIONS WITH RELATED PERSONS AND INDEMNIFICATION
RELATED PERSON TRANSACTIONS POLICY AND PROCEDURES
We have adopted a related person transaction policy that sets forth our procedures for the identification, review, consideration and approval or ratification of related person transactions. For purposes of our policy only, a related person transaction is a transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we and any related person are, were or will be participants in which the amount involved exceeds $120,000. Transactions involving compensation for services provided to us as an employee or director are not covered by this policy. A related person is any executive officer, director or beneficial owner of more than 5% of any class of our voting securities, including any of their immediate family members and any entity owned or controlled by such persons.
Under the policy, if a transaction has been identified as a related person transaction, including any transaction that was not a related person transaction when originally consummated or any transaction that was not initially identified as a related person transaction before consummation, our management must present information regarding the related person transaction to our Audit Committee, or, if Audit Committee approval would be inappropriate, to another independent body of our Board of Directors, for review, consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to us of the transaction and whether the transaction is on terms that are comparable to the terms available to or from, as the case may be, an unrelated third party or to or from employees generally. Under the policy, we will collect information that we deem reasonably necessary from each director, executive officer and, to the extent feasible, significant stockholder, to enable us to identify any existing or potential related person transactions and to effectuate the terms of the policy. In addition, under our Code of Conduct, our employees and directors have an affirmative responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest. In considering related person transactions, our Audit Committee, or other independent body of our Board of Directors, will take into account the relevant available facts and circumstances including, but not limited to:

•	the risks, costs and benefits to us;

•	the impact on a director’s independence in the event that the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

•	the availability of other sources for comparable services or products; and

•	the terms available to or from, as the case may be, unrelated third parties or to or from employees generally.

The policy requires that, in determining whether to approve, ratify or reject a related person transaction, our Audit Committee, or other independent body of our Board of Directors, must consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, our best interests and those of our stockholders, as our Audit Committee, or other independent body of our Board of Directors, determines in the good faith exercise of its discretion.
CERTAIN RELATED PERSON TRANSACTIONS
There have been no transactions since January 1, 2019 to which we have been a participant in which the amount involved exceeded or will exceed $120,000, and in which any of our directors, executive officers or holders of more than five percent of our capital stock, or any members of their immediate family, had or will have a direct or indirect material interest, other than compensation arrangements that are described under “Executive Compensation” and “Director Compensation.” For a description of severance and change in control arrangements that we have entered into with some of our executive officers, see “Executive Compensation—Potential Payments upon Termination or Change in Control.”
INDEMNIFICATION
Our amended and restated certificate of incorporation contains provisions limiting the liability of directors, and our amended and restated certificate of incorporation and our bylaws provide that we will indemnify each of our directors to the fullest extent permitted under Delaware law. Our bylaws also provide our Board of Directors with discretion to indemnify our officers and employees when determined appropriate by the Board. In addition, our bylaws provide that, upon satisfaction of specified conditions, we are required to advance expenses incurred by a director in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of the individual’s actions in that capacity regardless of whether we would otherwise be permitted to indemnify the individual under the provisions of Delaware law. We have entered and expect to continue to enter into agreements to indemnify our non-employee directors as determined by the Board of Directors. With specified exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors. We also maintain customary directors’ and officers’ liability insurance.
HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries (for example, brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
This year, a number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify your broker or us. Direct your written request to ChannelAdvisor Corporation, Attn: Corporate Secretary, 3025 Carrington Mill Blvd., Suite 500, Morrisville, North Carolina 27560. Stockholders who currently receive multiple copies of the Notices of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.
OTHER MATTERS
The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.
Dated: March 16, 2020
A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 is available without charge upon written request to: Corporate Secretary, ChannelAdvisor Corporation, 3025 Carrington Mill Blvd., Suite 500, Morrisville, North Carolina 27560.

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

CHANNELADVISOR CORPORATION C/O PROXY SERVICES P.O. BOX 9142 FARMINGDALE, NY 11735

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS
If you would like to reduce the cost incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to CHANNELADVISOR CORPORATION, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
E17663-P87181	DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CHANNELADVISOR CORPORATION
The Board of Directors recommends that you vote FOR proposals 1, 2 and 3:
Vote on Directors				For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
1. ELECTION OF DIRECTORS				All	All	Except
Nominees:				☐	☐	☐
01) Janet R. Cowell
02) Marshall A. Heinberg
03) M. Scot Wingo
Vote on Proposals								For	Against	Abstain
2. RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2020.								☐	☐	☐
3. ADVISORY (NONBINDING) VOTE TO APPROVE EXECUTIVE COMPENSATION								☐	☐	☐

The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Stockholder(s). If no direction is made, this proxy will be voted FOR proposals 1, 2 and 3. If any other matters properly come before the meeting or any adjournments thereof, the person(s) named in this proxy will vote in their discretion, all as more specifically set forth in the Notice of Annual Meeting and Proxy Statement dated March 16, 2020, receipt of which is hereby acknowledged.

For address changes, please check this box and write the changes on the back where indicated.			☐
Please indicate if you plan to attend this meeting.		☐	☐
		Yes	No

Please sign your name(s) exactly as it appear(s) on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If a signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)			Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E17664-P87181

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF STOCKHOLDERS
MAY 1, 2020

The undersigned stockholder(s) hereby appoint(s) Timothy J. Buckley and Diana Semel Allen, and each of them individually, as proxies and attorneys-in-fact of the undersigned, with full power of substitution, to represent the undersigned and to vote, in accordance with the directions in this proxy, all of the shares of stock of ChannelAdvisor Corporation that the undersigned is entitled to vote at the 2020 Annual Meeting of Stockholders of ChannelAdvisor Corporation to be held at the offices of the corporation at 3025 Carrington Mill Blvd., Suite 500, Morrisville, North Carolina 27560, on Friday, May 1, 2020 at 10:00 a.m. local time, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR PROPOSALS 2 AND 3.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Address Changes:

(If you noted any Address Changes above, please mark corresponding box on reverse side.)
CONTINUED AND TO BE SIGNED ON REVERSE SIDE